UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
 ________________________

 SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
 ________________________

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

FORESTAR GROUP INC.
(Name of Registrant as Specified In Its Charter)
 ___________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

FORESTAR

NOTICE OF 2026

ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF 2026
ANNUAL MEETING OF STOCKHOLDERS
To Be Held On
January 19, 2026

Dear Stockholders of Forestar:

WHEN AND WHERE THE ANNUAL MEETING OF STOCKHOLDERS WILL BE HELD

You are invited to attend the 2026 Annual Meeting of Stockholders of Forestar Group Inc. Our 2026 Annual Meeting will be held at our corporate office located at 2221 E. Lamar Blvd., Arlington, Texas 76006, on Monday, January 19, 2026, at 12:00 p.m. Central Time.

PURPOSES OF THE MEETING

At the 2026 Annual Meeting, the stockholders will be asked to vote on the following proposals and to conduct any other business properly brought before the meeting:

Our Board's Recommendation
Proposal No. 1:	Election of Directors: To elect the seven directors named in our proxy statement	FOR
Proposal No. 2:	Advisory Vote to Approve Our Executive Compensation: To seek an advisory vote on the approval of executive compensation	FOR
Proposal No. 3:	Ratification of Auditors: To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2026	FOR

WHO CAN ATTEND AND VOTE

Only stockholders of record at the close of business on November 24, 2025 will be entitled to receive notices about and to vote at the 2026 Annual Meeting or any later meeting if the 2026 Annual Meeting is adjourned or postponed.

If you need help voting your shares, please call 1-866-232-3037 (toll free) or 1-720-358-3640 (international toll free).

Sincerely,

DONALD J. TOMNITZ
Executive Chairman
December 16, 2025
Arlington, Texas

Your vote is important. You are invited to attend the meeting in person. If it is determined that a change in the date, time or location of the 2026 Annual Meeting or a change to a virtual meeting format is advisable or required, an announcement of such changes will be made through a press release, additional proxy materials filed with the Securities and Exchange Commission, and on the Investor Relations section of our website. Please check this website in advance of the meeting date if you are planning to attend in person.

If you need directions to the meeting location, you may contact our Corporate Secretary by phone at (817) 769-1860 or by mail at 2221 E. Lamar Blvd., Suite 790, Arlington, Texas 76006. Whether or not you plan to attend the meeting, and no matter how many shares you own, please vote over the internet or by telephone, or you may also vote by signing, dating and returning the proxy card by mail. By voting before the meeting, you will help us ensure that there are enough stockholders voting to hold a meeting and avoid added proxy solicitation costs. If you attend the meeting, you may vote in person, if you wish, even if you have previously submitted a proxy. You may revoke your proxy at any time by following the instructions under "General Information — How You Can Change or Revoke Your Vote."

Important Notice Regarding Availability of Proxy Materials for the 2026 Annual Meeting to be held on January 19, 2026. The Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

i

ii

Proxy Statement Summary
We expect that the Proxy Statement and the accompanying form of proxy will first be released to our stockholders of record on or about December 16, 2025.

Forestar Group Inc. is referred to as "Forestar," the "Company," "we," and "our" in this Proxy Statement.
Key Operating and Financial Highlights
The Forestar team, led by our executive officers, delivered solid operating and financial results during fiscal 2025. Our results reflect the strength of our experienced operational teams, differentiated business model, broad geographic footprint and strong customer base.

Consolidated revenues for fiscal 2025 totaled $1.7 billion on 14,240 lots sold. Over the last five years, Forestar's consolidated revenues increased nearly 80% and pre-tax income increased by more than 180% as we have continued to grow our platform in the fragmented residential lot development industry. Over this same period, earnings per diluted share increased 161% and book value per share increased 92%.

Key Performance Highlights

Note: Dollars in millions, except per share amounts.

	As of and for the Fiscal Year Ended September 30					% Change
Stock Price and Other Data	2025	2024	2023	2022	2021	2025 vs 2021
Common stock price	$26.59	$32.37	$26.94	$11.19	$18.63	43%
Total equity market capitalization (in millions)	$1,352	$1,640	$1,344	$557	$924	46%
Book value per common share	$34.78	$31.47	$27.43	$24.08	$20.47	70%
Diluted earnings per common share	$3.29	$4.00	$3.33	$3.59	$2.25	46%

Corporate Governance Highlights
Our governance structure, as established by our Corporate Governance Guidelines, ensures robust independent oversight of management and accountability to stockholders.

Governance Principles	Corporate Governance Practice
Accountability to our Stockholders	✓	Our common stock is our only class of stock, with one vote per share.
	✓	Our stockholders elect directors for one-year terms by a majority vote standard.
	✓	We do not have a "poison pill" or similar anti-takeover provision in place.
Board Independence	✓	Five of our seven director nominees are independent.
	✓	We have a separate chairman and chief executive officer and an independent Presiding Director.
	✓	Our independent directors meet in executive session.
	✓	All the members of our three standing Board committees—Audit, Compensation and Nominating and Governance—are independent.
Board Composition	✓	Three of our seven directors are women and four are men.
	✓	One of our key Board committee chairs is a woman and two are men.
	✓	Added two new independent directors in October 2024 through board refreshment, including one woman and one man.
Board Policies and Practices	✓	Our Board annually reviews its performance and the performance of each of its standing committees.
	✓	Our Nominating and Governance Committee oversees risks associated with overall governance and sustainability.
	✓	Our Compensation Committee annually evaluates our Executive Chairman and CEO’s performance.
	✓	Our Board and Audit Committee oversee cybersecurity risk.
Risk Mitigation and Alignment of Interests	✓	We prohibit our executives and directors from all forms of hedging or pledging Company stock. No executive officer or director has any shares of Company stock hedged or pledged.
	✓	We maintain a clawback policy that applies to both cash and equity incentives and is triggered by either a financial restatement or other material harm to the Company.

Executive Compensation Highlights
Our Compensation Committee strives to design a fair and competitive compensation package for executive officers using incentives based on Company performance that emphasize the creation of sustainable long-term stockholder value and that will attract, motivate and retain highly qualified and experienced executives.

Executive Compensation Principles	Executive Compensation Objectives
Business Resilience	✓	Achieve long-term sustainability of our business.
Alignment of Interests	✓	Align our executives' interests with stockholders' interests with the goal of maximizing long-term shareholder value.
Pay-for-Performance	✓	Award compensation that recognizes valuable short- and long-term individual performance as well as the Company's overall performance.
Attract and Retain	✓	Attract, motivate and retain highly qualified and experienced executives.

Proposal No. 1 – Election of Directors
Our Board of Directors (the "Board") currently consists of seven directors, all of whom are up for re-election at the 2026 Annual Meeting. Six of our directors were elected by our stockholders at the 2025 Annual Meeting. Mr. Oxley was appointed to the Board in April 2025. Each of the seven directors, if elected at the 2026 Annual Meeting, will serve until the 2027 Annual Meeting and until his or her successor has been elected and qualified.

The Nominating and Governance Committee recommended our seven directors as director nominees to the Board of Directors, each of whom is listed under the heading "Director Nominees" on page 6.

After review and consideration by the Board of Directors, as recommended by the Nominating and Governance Committee, the Board nominated the following seven nominees for election to our Board of Directors:

✓	Donald J. Tomnitz	✓	Anthony W. Oxley
✓	Kellie L. Fischer	✓	Elizabeth (Betsy) Parmer
✓	Samuel R. Fuller	✓	George W. Seagraves, II
✓	Lisa H. Jamieson

The Board of Directors Unanimously Recommends that Stockholders Vote "FOR" Each of our Seven Nominees for Director.

Selection of Director Nominees
Ms. Kellie L. Fischer, Mr. Samuel R. Fuller, Ms. Lisa H. Jamieson, Mr. Anthony W. Oxley, Ms. Elizabeth (Betsy) Parmer, Mr. George W. Seagraves, II, and Mr. Donald J. Tomnitz are standing for election as directors to serve until the 2027 Annual Meeting, or until their replacements are duly elected and meet all requirements. All nominees are presently serving as directors. After reviewing their qualifications, the Nominating and Governance Committee recommended them as nominees to the full Board, and the full Board subsequently voted unanimously to recommend them to the stockholders as nominees. Mr. Fuller, Ms. Parmer, Mr. Seagraves and Mr. Tomnitz were designated by D.R. Horton for nomination as directors. Ms. Fischer, Ms. Jamieson and Mr. Oxley were each designated as a Non-Stockholder Designee under the Stockholder's Agreement with D.R. Horton (as described below) for nomination as directors.

We did not pay a fee to any third party to identify, evaluate or assist in identifying potential nominees in fiscal 2025.

Each of the nominees has consented to be named in this Proxy Statement and to serve if elected. If any nominee becomes unable to serve, however, the persons named as proxies in the enclosed form of proxy intend to vote the shares represented by the proxy for the election of such other person or persons as may be nominated or designated by management, unless they are directed by the proxy to do otherwise.

Unless you specify otherwise on your proxy, the persons named as proxies in such proxy intend to vote for the election of the nominees listed below to serve as directors.

Director Qualifications
Our Nominating and Governance Committee is tasked with ensuring that the proper skills and experience are represented on our Board. Our Corporate Governance Guidelines, which are available on our website at www.forestar.com under the "Investor Relations — Corporate Governance — Governance Documents" section, include a non-exclusive list of qualifications that should be considered when reviewing director candidates. The qualifications consider business experience, independence, an understanding of, reputation or experience relevant to our business, diversity of backgrounds and skills and other factors. We expect all our directors to possess the highest personal and professional ethics, integrity and values. We also expect our directors to be committed to the long-term interests of our stockholders as a whole. Additionally, we review the existing time commitments of director candidates to confirm that they do not have any obligations that would conflict with the time commitments of a director of the Company. The Nominating and Governance Committee seeks to recruit candidates who can contribute different perspectives to the Board, as the Nominating and Governance Committee recognizes the importance of having a broad range of backgrounds, education, experiences, expertise, perspectives and leadership skills.

Stockholder’s Agreement
In October 2017, we became a majority-owned subsidiary of D.R. Horton, Inc. ("D.R. Horton") through a merger (the "Merger") and a controlled company under New York Stock Exchange ("NYSE") rules. As a controlled company, we are not required to have a majority of independent directors, an independent compensation committee, or an independent nominating committee. However, at this time, we intend to continue to maintain a majority of independent directors and both an independent compensation committee and nominating committee.

In connection with the Merger, we entered into a Stockholder’s Agreement with D.R. Horton (as amended and restated on October 28, 2024, the "A&R Stockholder’s Agreement") that provides for certain Board and Board committee appointment rights. These provisions also appear in our Third Amended and Restated Certificate of Incorporation.

Under the A&R Stockholder's Agreement, at all times when D.R. Horton and its affiliates beneficially own 20% or more of our voting securities, the Board will have five directors unless otherwise agreed in writing between us (as approved by a majority of our independent directors) and D.R. Horton. Additionally, D.R. Horton has the right to designate a number of directors equal to the percentage of our voting securities beneficially owned by D.R. Horton and its affiliates multiplied by the total number of directors that we would have if there were no vacancies, rounded up to the nearest whole number (and in any event not less than one). We and D.R. Horton have also each agreed to use reasonable best efforts to ensure to cause at least three directors to be considered "independent" under the rules of the SEC and under applicable listing standards. Following the approval process described above, our Board currently consists of seven directors, comprised of four individuals designated by D.R. Horton (which includes our Executive Chairman) and three individuals designated by the Nominating and Governance Committee, as the Non-Stockholder Designees (as defined in the A&R Stockholder's Agreement).

For more information on the A&R Stockholder’s Agreement, see the section on "Certain Relationships and Related Party Transactions — Stockholder’s Agreement." Additional information regarding the A&R Stockholder’s Agreement, including a copy of the A&R Stockholder’s Agreement, can be found in our Current Report on Form 8-K filed with the SEC on November 1, 2024.

Director Elections Standard and Resignation Policy
Our amended and restated bylaws include a voting standard in uncontested elections of directors (as is the case for this annual meeting) of a majority of votes cast in the election. Under the majority of votes cast standard, a director nominee is elected if the number of votes cast "for" the nominee exceeds the number of votes cast "against" the nominee. In contested elections (that is, those in which the number of nominees exceeds the number of directors to be elected), the voting standard is a plurality of votes cast, which means the individuals who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting.

Our Board of Directors also adopted a director resignation policy, which is set forth in the Corporate Governance Guidelines available at www.forestar.com under the "Investor Relations — Corporate Governance — Governance Documents" section. This policy sets forth the procedures that will apply in the event that a director does not receive the requisite majority of votes cast "for" his or her election. In summary, an incumbent director nominee who fails to receive the required vote for election is required to tender his or her resignation to our Executive Chairman for consideration by the Nominating and Governance Committee of our Board of Directors. The Nominating and Governance Committee will consider the resignation and, within 45 days after the date of the stockholders meeting at which the election of directors occurred, will make a recommendation to the Board of Directors on whether to accept or reject the resignation. The Board of Directors will act on the Committee’s recommendation within 90 days after the date of the Annual Meeting of Stockholders. The director whose resignation is under consideration will not participate in the Committee or Board of Directors’ decision with respect to accepting or rejecting his or her resignation as director. If a resignation is not accepted by the Board of Directors, the director will continue to serve. If a resignation is accepted and there is a resulting vacancy on the Board of Directors, that vacancy can be filled by action of the Board.

Following the Board’s decision on whether to accept or reject the resignation, we will publicly disclose the Board’s decision, together with an explanation of the process by which the decision was made and, if applicable, the Board’s reason(s) for rejecting the tendered resignation.

Director Nominees

Donald J. Tomnitz
Executive Chairman Age 77 Director Since October 2017 Tenure •8 years
Principal Occupation and Other Information
Donald J. Tomnitz has served as Executive Chairman of the Board of Forestar since October 2017. Prior to joining the Company, Mr. Tomnitz was a consultant to D.R. Horton from 2014 to 2017. From 1998 to 2014, Mr. Tomnitz was the Vice Chairman and Chief Executive Officer of D.R. Horton, after having served as its President, Executive Vice President and as President of D.R. Horton’s Homebuilding Division. Mr. Tomnitz also served on the Board of Directors of D.R. Horton until October 2014. Before joining D.R. Horton, Mr. Tomnitz was a Captain in the U.S. Army, a Vice President of Republic Bank of Dallas, N.A. and a Vice President of Crow Development Company, a Trammell Crow Company.
Education
Mr. Tomnitz holds a Bachelor of Arts in economics from Westminster College and a Master of Business Administration in finance from Western Illinois University.
Qualifications
Mr. Tomnitz has significant knowledge and experience in the real estate development and homebuilding industries, including public company chief executive officer experience.

Kellie L. Fischer
Age 54 Independent Director Since October 2024 Board Committees •Audit •Compensation •Nominating and Governance Tenure •1 year
Principal Occupation and Other Information
Kellie L. Fischer is the Executive Vice President and Chief Financial Officer of Rangers Baseball Express LLC (the "Rangers"), which is the holding company of the Texas Rangers baseball franchise, the Rangers' real estate development entities and REV Entertainment, LLC (an events and sports management company). Ms. Fischer has held this role since 2005 under two different ownership groups. From 1999 to 2005, Ms. Fischer served as Controller and Vice President of Finance of Southwest Sports Group LLC. Prior to joining the Rangers, Ms. Fischer worked in the audit division of PwC focusing primarily on publicly traded manufacturing clients.
Education
Ms. Fischer is a Certified Public Accountant in the State of Texas and holds a Bachelor of Business Administration degree in accounting from Baylor University.
Qualifications
Ms. Fischer brings expertise in accounting and financial reporting as well as management experience and business acumen.

Samuel R. Fuller
Age 82 Independent Director Since October 2017 Board Committees •Audit (Chair) •Compensation •Nominating and Governance Tenure •8 years
Principal Occupation and Other Information
Samuel R. Fuller retired in 2008, having obtained significant experience in accounting and financial roles through his employment with D.R. Horton from 1992 until his retirement. He served as Controller of D.R. Horton from 1995 until his promotion to Chief Financial Officer in 2000 and was a member of the Board of Directors from 2000 until 2003. Mr. Fuller was a Certified Public Accountant in New Mexico and Texas (retired status).
Education
Mr. Fuller holds a Bachelor of Arts degree in accounting from the University of Oregon and a Master of Business Administration in finance from the University of Texas at Arlington.
Qualifications
Mr. Fuller is an expert in accounting and financial reporting and has significant knowledge and experience in accounting, finance, and internal control over financial reporting in a public company environment.

Lisa H. Jamieson
Age 65 Independent Director Since August 2019 Board Committees •Audit •Compensation (Chair) •Nominating and Governance Tenure: •6 years
Principal Occupation and Other Information
Lisa H. Jamieson is a shareholder of Bourland, Wall and Wenzel, P.C., where she has been practicing law since 2018. Ms. Jamieson was a partner with the firm of Shannon, Gracey, Ratliff & Miller, LLP from 2008 until 2016. From 2016 to 2018, Ms. Jamieson was with the law firm of Pope, Hardwicke, Christie, Kelly & Taplett, LLP. Ms. Jamieson is experienced in all facets of estate planning and probate law, is Board Certified in Estate Planning and Probate Law by the Texas Board of Legal Specialization and was a Certified Public Accountant (retired status). Ms. Jamieson's practice includes sophisticated business and estate tax planning, administration of dependent and independent estates, guardianships for incapacitated adults and counseling and representing trustees.
Education
Ms. Jamieson holds a Bachelor of Business Administration degree in accounting from Texas A&M University and is a licensed attorney in Texas, having graduated from Baylor University School of Law. She is a Fellow in the American College of Trust and Estate Counsel and is a past President of the Tarrant County Probate Bar. Ms. Jamieson is a former Chair of the Real Estate, Probate and Trust Law Section of the State Bar of Texas, the largest section of the State Bar. She also has chaired the Guardianship Code Committee of the Section as well as Chair of the Jurisdiction Committee which revised the jurisdiction statutes of decedents' estates and guardianships.
Qualifications
Ms. Jamieson provides knowledge in the accounting field. She also provides senior leadership experience gained through her executive level positions held in several sections of the State Bar and her tenured experience in her law practice. Ms. Jamieson contributes her expertise in operational management and legal affairs to the Board.

Anthony W. Oxley
Age 61 Director Since April 2025 Tenure •<1 Year
Principal Occupation and Other Information
Anthony W. Oxley is President and Chief Executive Officer of Forestar, positions he has held since January 2024. From 2023 to 2024, Mr. Oxley served as D.R. Horton’s Senior Vice President – Business Development and oversaw all M&A activity and new market opportunities for start-up divisions. From 1998 to 2023, Mr. Oxley held a variety of senior leadership positions at D.R. Horton during his 25-year tenure, including Division President, Regional Operations Manager, City Manager, Regional Acquisitions Manager, and Business Development Manager. His responsibilities included land acquisition and development, land banking, homebuilding operations and day-to-day division management, along with oversight of property, technology and innovation investments. Prior to joining D.R. Horton, Mr. Oxley was a partner at the Atlanta-based law firm Hyatt & Stubblefield, P.C.
Education
Mr. Oxley holds a Bachelor's degree in history from the University of Northern Iowa and a Juris Doctor degree from Emory University.
Qualifications
Mr. Oxley brings over 25 years of leadership experience in the real estate development and homebuilding industries. His extensive operational and strategic background provides the Board with valuable expertise in business strategy, business operations, finance, accounting, risk oversight and corporate governance.

Elizabeth (Betsy) Parmer
Age 58 Independent Director Since March 2023 Board Committees •Audit •Compensation •Nominating and Governance Tenure •2 years
Principal Occupation and Other Information
Elizabeth (Betsy) Parmer is the founder and owner at the Law Offices of Elizabeth Parmer. She specializes in large estate divorces and high-conflict family law litigation with a background of ad valorem tax representation. Ms. Parmer has been practicing law for 30 years. Since 1995, she has been practicing at the Law Offices of Elizabeth Parmer. She currently serves as a board member for the charity organization Dayna's Footprints.
Education
Ms. Parmer holds a Bachelor of Arts in history from Yale University and a Juris Doctor degree from the University of Texas at Austin.
Qualifications
Ms. Parmer brings extensive legal experience, management expertise and other business acumen to the Board.

George W. Seagraves, II
Age 67 Independent Director Since October 2024 Board Committees •Audit •Compensation •Nominating and Governance (Chair) Tenure •1 year
Principal Occupation and Other Information
George W. Seagraves, II retired in 2015 after a 26-year career at D.R. Horton. Prior to his retirement, he most recently served as North Region President, a position he had held since October 2006. Prior to October 2006, Mr. Seagraves held multiple senior leadership positions at D.R. Horton, including Executive Vice President and Chief Operating Officer for the Eastern U.S., Northeast Region President and East Region President.
Education
Mr. Seagraves holds a Bachelor of Science degree in landscape architecture from Texas A&M University.
Qualifications
Mr. Seagraves brings extensive knowledge of the land development and homebuilding industries, expertise in accounting and financial reporting, management experience and business acumen.

How Nominees are Selected
Our Nominating and Governance Committee selects nominees based on recognized achievements and their ability to bring various skills and experience to our Board, as described in more detail in the Corporate Governance Guidelines available at www.forestar.com under the "Investor Relations — Corporate Governance — Governance Documents" section. The Corporate Governance Guidelines encourage board membership composed of a broad range of backgrounds, education, experiences, expertise, perspectives and leadership skills.

Our Board approves the nominees to be submitted to the stockholders for election as directors. Our Nominating and Governance Committee and our Board consider whether non-employee director nominees are independent as defined in the corporate governance listing standards of the NYSE and whether they have a prohibited conflict of interest with our business.

Our Nominating and Governance Committee considers director candidates recommended by stockholders who are entitled to vote for the election of directors at the annual meeting of stockholders and who comply with the advance notice procedures for director nominations set forth in our amended and restated bylaws. These procedures require that notice of the director nomination be made in writing to our Corporate Secretary, and must be received at our executive offices not less than 75 days nor more than 100 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. In the case of an annual meeting called for a date more than 50 days prior to such anniversary date, notice must be received not later than the close of business on the 10th day following the date on which notice of the annual meeting date is first mailed to stockholders or made public, whichever occurs first. In the case of a special meeting of stockholders at which directors are to be elected, notice must be received not later than the close of business on the 10th day following the date on which notice of the special meeting date is first mailed to stockholders or made public, whichever occurs first. Recommendations made by stockholders in this manner will be evaluated in the same manner as candidates identified through other means, which includes taking into consideration the needs of the Board and the qualifications of the candidates. Our amended and restated bylaws require the notice of director nomination to include certain specified information regarding the nominating stockholder and the nominee.

Corporate Governance and Board Matters
Board Leadership Structure
Mr. Tomnitz has served as our Executive Chairman of the Board since October 2017. Mr. Tomnitz has significant experience in the real estate and homebuilding industry and as a public company CEO.

Our Board believes that separating the offices of the Executive Chairman and CEO is in the best interests of the Company and its stockholders at this time. This allows our Executive Chairman to focus on overall strategy and vision, affords us the benefits of Mr. Tomnitz’s board leadership experience and enables our CEO to focus on managing the day-to-day operations of the Company. However, should circumstances change in the future, the Board is free to choose its Executive Chairman in any way it determines is in the best interests of the Company and its stockholders in accordance with our Third Amended and Restated Certificate of Incorporation and amended and restated bylaws.

Our Board performs a number of its functions through committees. All committee members, including the chairs of each of our Audit Committee, Compensation Committee and Nominating and Governance Committee, are independent directors under NYSE listing standards. Each committee’s charter expressly provides that the committee has the sole discretion to retain, compensate and terminate its advisors. The charters of our Audit Committee, Compensation Committee, and Nominating and Governance Committee are available at www.forestar.com under the "Investor Relations — Corporate Governance — Board Committees" section. We will provide a copy of these documents, without charge, upon request to our Corporate Secretary at our principal executive office. Any changes to the committee charters will be reflected on our website.

Risk Oversight
The Board oversees our risk management processes, and management is responsible for managing risk. The Board performs its risk oversight role by using several different levels of review. Our CEO reports significant risks to the Board as necessary and appropriate. In addition, management reports on, and the Board reviews, the risks associated with our strategic plan periodically as part of the Board’s consideration of our strategic direction.

Sustainability Matters. Key sustainability matters, including environmental and climate-related risks and human capital risks such as employee health and safety, could have an adverse impact on our company. Our Nominating and Governance Committee oversee these risks via presentations on these and other related matters with both internal and external personnel with relevant sustainability responsibilities and expertise. The Board also supports and regularly inquires about progress in the Company’s reporting of sustainability policies, metrics and related disclosures.

Human Capital Management. The Nominating and Governance Committee oversees a broad range of human capital management topics, including culture, talent, recruitment, development and retention. We are committed to building inclusive teams, producing positive results and improving customer relationships. In fiscal 2022, the Company adopted a Human Rights Policy to set forth the Company's commitment to respect human rights. The Policy states the Company's zero tolerance for racism or discrimination of any kind, including discrimination based on race, color, genetics, religious beliefs, gender, gender identity or expression, sexual orientation, national origin, disability, age, veteran status, marital status, citizenship status or any other legally protected characteristic by anyone, including our employees, suppliers, customers or anyone with whom we do business or encounter regularly. The Human Rights Policy is available at www.forestar.com under the "Investor Relations — Corporate Governance — Governance Documents" section.

Cybersecurity. Our Company is highly dependent on information technology (IT), and potential IT failures or data security incidents could adversely impact our operations. Under the Shared Services Agreement with D.R. Horton, D.R. Horton provides the Company with certain administrative and compliance services which includes information technology, internal audit and information technology risk services. IT and cybersecurity risk is overseen by the Board through discussions with, and presentations from, the D.R. Horton IT Cyber Security Risk Officer (CSRO) and Chief Information Officer (CIO). As part of their oversight responsibilities, the Board and the Audit Committee receive periodic reports from the CIO and CSRO regarding the Company's IT security processes, controls, and ongoing mitigation efforts and as part of Internal Audit's materials. The most recent presentations to the Board and Audit Committee addressed the Company's procedures to maintain IT security, recent updates to our cybersecurity program, and key areas of focus. D.R. Horton's Internal Audit team also performs cybersecurity related procedures as part of its audit plan and reports any findings to the Audit Committee. Additionally, the Company provides mandatory training and awareness programs for employees, including periodic exercises designed to enhance understanding of cybersecurity risks. To our knowledge, the Company has not experienced a material cybersecurity incident within the last three years. We believe these oversight activities and processes provide appropriate governance and risk oversight of the Company's information technology and cybersecurity matters.

Independence. Other than Mr. Tomnitz, our Executive Chairman, and Mr. Oxley, our President and Chief Executive Officer, all of our current Board members are classified as independent under the NYSE listing standards. We believe the Company and our stockholders benefit from the perspectives of five independent, experienced directors, together with the oversight provided by the Executive Chairman and the operational insight contributed by our CEO.

Each of the Board’s Committees oversees the management of risks within the scope of the Committee’s assigned responsibilities. In carrying out this function, each Committee has full access to management, and may engage advisors as needed. We believe this division of responsibilities is an effective approach for addressing the risks facing the Company and that our Board composition and leadership structure support this framework.

Board Committees and Stockholder’s Agreement
At all times when D.R. Horton and its affiliates beneficially own 20% or more of our voting securities, no committee of the Board will have more than three members unless otherwise agreed in writing between us (as approved by a majority of our independent directors) and D.R. Horton. Each committee of the Board will include in its membership (i) a number of D.R. Horton designees equal to the percentage of our voting securities beneficially owned by D.R. Horton and its affiliates multiplied by the total number of members that such committee would have if there were no vacancies on such committee, rounded up to the nearest whole number (and in any event not less than one) and (ii) at least one member not designated by D.R. Horton. In addition, at all times when D.R. Horton and its affiliates beneficially own 20% or more of our voting securities, the Board will maintain a Nominating and Governance Committee.

In October 2017, D.R. Horton and our Board, including each of the members of our Board that are considered "independent" under the rules of the SEC and the NYSE, elected to waive the requirement that the committees of the Board consist of three directors, and set the size of each of our Nominating and Governance Committee, the Compensation Committee and the Audit Committee at four directors. In October 2024, D.R. Horton and our Board set the size of each of our Nominating and Governance Committee, the Compensation Committee and the Audit Committee at five directors, an increase of one director from previous years.

Additional information regarding the A&R Stockholder’s Agreement, including a copy of the A&R Stockholder’s Agreement, can be found in our Current Report on Form 8-K filed with the SEC on November 1, 2024.

Audit Committee
The Audit Committee Charter has been posted to the Company’s website, which is available at www.forestar.com under the "Investor Relations — Corporate Governance — Board Committees" section. Among other things detailed in the Committee’s Charter, the Audit Committee sets the "tone at the top" and assists the Board in its oversight of:
•the integrity of our financial statements;
•compliance with legal and regulatory requirements;
•implementation of new accounting standards;
•the independent registered public accounting firm’s qualifications and independence; and
•the performance of the internal audit function and independent registered public accounting firm.
In addition, the Audit Committee prepares the audit committee report included in this Proxy Statement. The Audit Committee has the sole authority to retain, compensate and terminate our independent registered public accounting firm. Our Board of Directors has determined that Mr. Fuller and Ms. Fischer are financial experts. In addition, our Board has determined that all members of the Audit Committee are financially literate and independent as defined in the NYSE corporate governance standards applicable to audit committee members. The members of the Audit Committee are Mr. Fuller (Chair), Ms. Fischer, Ms. Jamieson, Ms. Parmer and Mr. Seagraves. The Audit Committee met four times in fiscal 2025.

Compensation Committee
The Compensation Committee Charter has been posted to the Company’s website, which is available at www.forestar.com under the "Investor Relations — Corporate Governance — Board Committees" section. Among other things detailed in the Committee’s Charter, the Compensation Committee is responsible for the following:
•determining and approving, either as a committee or together with other independent directors (as directed by the Board), the Executive Chairman’s and CEO’s compensation;
•determining and recommending to the Board the compensation of the other executive officers;
•establishing the compensation philosophies, goals and objectives for executive officers;
•monitoring incentive and equity-based compensation plans and compensation recoupment policies;
•administering equity-based plans;
•preparing a Compensation Committee report on executive compensation for inclusion in our annual proxy statement; and
•overseeing compliance with SEC rules regarding stockholder approvals of certain executive compensation matters and equity compensation plans.
The Compensation Committee reviews and considers, among other things, the incentives that our executive compensation programs create on our risk profile. The Compensation Committee reports regularly to the full Board. In addition, under the terms of the Third Amended and Restated Certificate of Incorporation and the A&R Stockholder’s Agreement with D.R. Horton, for so long as D.R. Horton beneficially owns 35% or more of our voting securities, we need the prior written consent of D.R. Horton to appoint or terminate key officers or change their compensation arrangements. Thus, under those circumstances, D.R. Horton's approval is also required.

In October 2024, Lockton Companies, a compensation consultant, was engaged to provide advice on the Company’s executive compensation program structure. Lockton reports directly to the Compensation Committee. The independence of Lockton Companies was assessed under applicable NYSE rules, and it was determined that Lockton’s engagement does not raise any conflicts of interest.

The members of the Compensation Committee are Ms. Jamieson (Chair), Ms. Fischer, Mr. Fuller, Ms. Parmer and Mr. Seagraves. Our Board has determined that all members of the Compensation Committee are independent as defined in the NYSE corporate governance standards applicable to compensation committee members. The Compensation Committee met five times in fiscal 2025.

Nominating and Governance Committee
The Nominating and Governance Committee Charter has been posted to the Company’s website, which is available at www.forestar.com under the "Investor Relations — Corporate Governance — Board Committees" section. Among other things detailed in the Committee’s Charter, the Nominating and Governance Committee is responsible for the following:
•reviewing the structure of the Board, at least annually, to ensure that the proper skills and experience are represented on the Board, and making recommendations regarding the size of the Board;
•recommending nominees to serve on the Board;
•reviewing performance and qualifications of Board members before they stand for re-election and overseeing the periodic evaluation of the Board;
•developing qualification criteria for board membership and reviewing potential directors;
•recommending the membership of the committees of the Board;
•reviewing corporate governance issues;
•establishing related person policies and procedures, reviewing related party transactions and potential conflicts of interest and reviewing the Company’s Standards of Business Conduct and Ethics;
•reviewing stockholder proposals and recommending to the Board action to be taken regarding stockholder proposals; and
•acting in an advisory capacity to the Board regarding activities that relate to issues of social and public concern, including charitable contributions, governmental and political affairs, community relations, environmental practices and health and safety programs.
The members of the Nominating and Governance Committee are Mr. Seagraves (Chair), Ms. Fischer, Mr. Fuller, Ms. Jamieson and Ms. Parmer. Our Board has determined that all members of the Nominating and Governance Committee are independent as such term is defined in the NYSE corporate governance standards. The Nominating and Governance Committee met four times in fiscal 2025.
Executive Committee
The Executive Committee may exercise all the authority of the Board of Directors in the management of our business and affairs that by state or federal law or the NYSE Rules may be delegated to it by the Board of Directors. The members of the Executive Committee are Mr. Tomnitz (Chair), Ms. Jamieson and Mr. Seagraves. The Executive Committee did not meet in fiscal 2025.

Director Independence
Our Corporate Governance Guidelines are available at www.forestar.com under the "Investor Relations — Corporate Governance — Governance Documents" section. In accordance with our Corporate Governance Guidelines and NYSE rules, the majority of our directors are independent. In assessing independence under the NYSE rules, we consider a director’s independence from both the Company and D.R. Horton.

Ms. Fischer, Mr. Fuller, Ms. Jamieson, Ms. Parmer and Mr. Seagraves satisfy our director independence standards. Mr. Tomnitz and Mr. Oxley do not meet our independence standards because they serve as executive officers of the Company.

The Board defines independence as meeting the requirements to be considered independent directors under current NYSE rules. The Board has established the following additional guidelines to assist it in determining director independence:
•Annually, the Board reviews the relationships each director has with the Company or D.R. Horton (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company or D.R. Horton). Only directors the Board affirmatively determines have no material relationship with the Company or D.R. Horton will be considered independent, subject to additional qualifications prescribed under the NYSE listing standards or applicable law.
•To serve as a member of any Committee of the Board, the director must meet any additional independence requirements set forth in the Committee’s charter or applicable law or listing standards of the NYSE.
There were no material transactions or relationships between the Company or D.R. Horton and any of our independent directors during fiscal 2025. There are no family relationships between any of the nominees and our executive officers.

Board Meetings
Our Board typically meets at least four times a year. Our Board met 9 times in fiscal 2025. Each director attended virtually, in person or by conference call at least 75% of Board meetings and their respective committee meetings (during the period they served).

At least once each year, our Board holds sessions with only independent directors present. The Chair of the Nominating and Governance Committee serves as Presiding Director to lead these meetings.

Other Corporate Governance Matters
Under our Corporate Governance Guidelines, a director is deemed to have tendered his or her resignation at the next regularly scheduled meeting of the Nominating and Governance Committee in the event of a significant change in job status from the status held at the time of election to our Board. The Nominating and Governance Committee will review whether the new occupation or retirement of the director is consistent with the needs and composition of our Board and recommend action to our Board. Also, under our Corporate Governance Guidelines, non-employee directors may not serve on the boards of directors of more than three public companies and no member of the Audit Committee may serve on the audit committee of more than two other public companies (unless the Board determines that such simultaneous service would not impair the ability of such director to effectively serve on the Audit Committee). Existing directors must consult the Executive Chairman of the Board and the Chair of the Nominating and Governance Committee prior to joining another board of directors. The Executive Chairman of the Board and the Chair of the Nominating and Governance Committee will assess whether the new membership would present a conflict or otherwise compromise the ability of that director to dedicate the time necessary to serve on our Board.

We expect Board members to attend our 2026 Annual Meeting, but from time to time other commitments may prevent certain Board members from attending. All Board members in office at the time of our 2025 Annual Meeting of Stockholders attended the meeting either virtually, by teleconference or in person.

Non-employee directors must retire from the Board no later than the annual stockholders meeting following their 77th birthday unless the remaining non-employee directors determine that it would be in the best interest of the Company and our stockholders for an exception to this policy to be granted. Employee directors must resign from the Board at the time they retire or otherwise terminate employment with us, but no later than their 77th birthday, unless otherwise determined by the Board.

In 2020 and reaffirmed in 2021, 2022, 2023, 2024 and 2025 the remaining non-employee directors determined that it was in the best interests of the Company and its stockholders that Mr. Fuller, age 82, continue to serve as a director of the Company. Mr. Fuller was nominated by the Nominating and Governance Committee to be included in this Proxy Statement for re-election at the 2026 Annual Meeting. As a former public company CFO in the homebuilding industry, Mr. Fuller brings valuable expertise to the Board. His extensive experience and skill set provide important perspective, and he is highly regarded by the Board, including in his service as Chair of the Audit Committee.

Similarly, in October 2025, the remaining non-employee directors determined that it was in the best interests of the Company and its stockholders for Mr. Tomnitz, age 77, to continue to serve as a director of the Company. Mr. Tomnitz was nominated by the Nominating and Governance Committee to be included in this Proxy Statement for re-election at the 2026 Annual Meeting. Mr. Tomnitz brings extensive operational experience and a long tenure in the industry, which the Board believes provides valuable insight and perspective. He is highly regarded by the Board for his service and contributions.

Insider Trading Policy
We maintain an insider trading policy that applies to our directors, officers, employees and other persons and entities with access to material non-public information. The policy is designed to promote compliance with applicable federal securities laws and the NYSE listing standards. Under the policy, individuals covered by the policy, including our NEOs, directors and their designees, are prohibited from engaging in transactions in the Company's securities while in possession of material non-public information. The policy also prohibits transactions in derivative securities, including options, warrants, puts, calls or similar instruments, short sales of Company securities, and the pledging or holding of Company securities in margin accounts.

Policies on Business Conduct and Ethics
All directors, officers and employees are required to abide by our Standards of Business Conduct and Ethics. This code covers all areas of professional conduct, including conflicts of interest, unfair or unethical use of corporate opportunities, protection of confidential information, compliance with all applicable laws and regulations, and oversight and compliance. Our CEO and CFO are also required to abide by our Code of Ethics for Senior Financial Officers. The Standards of Business Conduct and Ethics and Code of Ethics for Senior Financial Officers are available at www.forestar.com under the "Investor Relations — Corporate Governance — Governance Documents" section. We will provide a copy of these documents without charge to any stockholder upon request to our Corporate Secretary at our principal executive office. Any future amendments to either of these codes, and any waiver of the Code of Ethics for Senior Financial Officers and of certain provisions of the Standards of Business Conduct and Ethics for directors or executive officers, will be disclosed on our website promptly following the amendment or waiver.

Communications with Directors
Stockholders and other interested parties may communicate with our Board, including individual directors, by forwarding written comments to the Chair of the Nominating and Governance Committee, who also serves as our Presiding Director, with a copy to our Corporate Secretary to the following:

George W. Seagraves, II, Nominating and Governance Committee Chair
Forestar Group Inc.
2221 E. Lamar Blvd., Suite 790
Arlington, Texas 76006
Attention: Board Communications

Copy to:
Corporate Secretary
Forestar Group Inc.
2221 E. Lamar Blvd., Suite 790
Arlington, Texas 76006
Attention: Board Communications

Director Compensation
Our director compensation program is designed to compensate our directors for the time commitment required to fulfill their responsibilities, to align director compensation with the long-term interests of our stockholders and to assist in recruiting high-caliber directors.

Director Fee Schedule
The fiscal 2025 director fee schedule is as follows:

Retainer Fee	$15,000 per quarter, not to exceed $60,000 per annum
Annual Board Committee Fee	$5,000 per Committee (paid $1,250 per quarter)
Annual Board Committee Chair Retainer	$2,500 per Committee (paid $625 per quarter)
As previously disclosed, in October 2024, the Board of Directors approved an increase of $10,000 to the retainer fee to the current total of $60,000 per annum ($15,000 per quarter), which went into effect on January 1, 2025.

In connection with their appointment to the Board, Ms. Fischer and Mr. Seagraves each received a retainer grant of 4,360 restricted stock units in October 2024, which vest ratably over three years. Such retainer fees paid in restricted stock units are generally granted to new directors upon initial appointment.

Historically, our non-employee directors received retainer restricted stock unit awards every three years, vesting in equal installments over three years. Historically, non-employee directors also received an annual award of restricted stock units concurrently with awards granted to a broad group of Company employees. In fiscal 2025, the Board revised its restricted stock unit awards practice for non-employee directors from a two-grant approach to a single-grant approach. In November 2024, each then serving non-employee director received their annual fiscal 2025 grant of 2,250 restricted stock units, which vest ratably over three years. Due to the revision to a single-grant approach, the Board increased the director annual restricted stock unit award to 2,995 RSUs in fiscal 2026, vesting ratably over three years.

Further, directors are reimbursed for expenses incurred attending Board and committee meetings, including those for travel, food and lodging. Each non-employee director is also eligible to participate in the Company's broad-based health care plan. Ms. Jamieson and Mr. Seagraves elected to participate in the plan in fiscal 2025.

Mr. Tomnitz and Mr. Oxley do not receive any fees or compensation for their service on our Board other than compensation as Executive Chairman and President and Chief Executive Officer which are discussed further below under "Executive Compensation."

Insurance and Indemnification
All directors are covered under our director and officer liability insurance policies for claims alleged in connection with their service as a director. We have entered into indemnification agreements with each of our directors, agreeing to indemnify them to the fullest extent permitted by law for claims alleged in connection with their service as a director.

Fiscal 2025 Director Compensation
The following table presents compensation earned by non-employee directors for services rendered in fiscal 2025 as calculated in accordance with SEC rules.

Name(1)	Fees Paid in Cash(2)	Stock Awards(3)	Total
Kellie L. Fischer(4)	$72,500	$205,047	$277,547
Samuel R. Fuller	$75,000	$65,048	$140,048
Lisa H. Jamieson	$75,000	$65,048	$140,048
Elizabeth (Betsy) Parmer	$72,500	$65,048	$137,548
G.F. (Rick) Ringler, III(5)	$16,875	$—	$16,875
George W. Seagraves, II(4)	$75,000	$205,047	$280,047
_________________
(1)Only non-employee directors receive compensation for their service on the Board.
(2)Amounts represent director fees paid in cash during fiscal 2025.
(3)Amounts represent the grant date fair value of $28.91 per unit for the 2,250 restricted stock units granted to each non-employee director on November 20, 2024. Additionally, Ms. Fischer and Mr. Seagraves each also received a retainer grant in connection with their appointment to the Board. Each of their amounts also includes the grant date fair value of $32.11 per unit for the 4,360 restricted stock units granted to them on October 30, 2024. The grant date fair value of all of the restricted stock unit awards was determined in accordance with the accounting guidance for share-based payments. The Company recognizes expense for these awards over the three-year vesting period for those directors who are not retirement eligible (with such expense recognized at grant for directors who are retirement eligible). Additional information regarding the Company's equity awards is included in Note 11 to the consolidated financial statements in the Company's Annual Report on Form 10-K filed with the SEC on November 19, 2025.
(4)Kellie L. Fischer and George W. Seagraves, II were appointed to the Board of Directors effective October 28, 2024.
(5)Mr. Ringler resigned from the Board of Directors effective October 28, 2024 and therefore did not receive any restricted stock units in fiscal 2025 and received only one quarter of cash fees.

As of September 30, 2025, each of the following current and former non-employee directors held the following number of unvested restricted stock units:

Name	Unvested Restricted Stock Units
Kellie L. Fischer	6,610
Samuel R. Fuller	8,151
Lisa H. Jamieson	8,151
Elizabeth (Betsy) Parmer	10,151
G.F. (Rick) Ringler, III (1)	—
George W. Seagraves, II	6,610

(1)     Mr. Ringler’s restricted stock units vested in full upon his resignation from the Board of Directors on October 28, 2024.

Proposal No. 2 – Advisory Vote on the Approval of Executive Compensation
The Board recognizes that executive compensation is an important matter for our stockholders. Our executive compensation programs are designed to implement our core compensation philosophy that executive compensation should be based on Company performance. We believe our compensation programs are aligned with the interests of our stockholders.

Pursuant to Section 14A of the Securities Exchange Act of 1934, and as a matter of good corporate governance, we are asking you to vote, in a non-binding advisory manner, to approve the executive compensation philosophy and objectives described in the Compensation Discussion and Analysis (CD&A) section of this 2026 Proxy Statement, and the compensation of our named executive officers ("NEOs"), as disclosed in this 2026 Proxy Statement.

As an advisory vote, the results of this vote will not be binding on the Board or the Company. However, the Compensation Committee of the Board of Directors values the opinions of our stockholders and will consider the outcome of the vote when making future decisions on the compensation of our NEOs and our executive compensation philosophy and objectives.

After consideration of the results of our advisory vote on the frequency of future advisory votes on executive compensation held at our 2023 Annual Meeting of Stockholders, at which the overwhelming majority of votes cast supported holding advisory votes to approve executive compensation every year, the Board of Directors has determined to hold annual advisory votes on executive compensation. Accordingly, the next advisory vote on executive compensation following the 2026 Annual Meeting will occur at the 2027 Annual Meeting unless the Board of Directors modifies its policy on the frequency of holding such advisory votes.

In accordance with the foregoing, we are asking stockholders to approve the following advisory resolution at the 2026 Annual Meeting:

RESOLVED, that the stockholders of Forestar Group Inc. (the "Company") approve, on an advisory basis, the compensation of the Company’s named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2026 Annual Meeting.

The Board of Directors Unanimously Recommends that Stockholders Vote "FOR" Approval of the Advisory Resolution on Executive Compensation.

Executive Officers
Our Current Executive Officers are:

Donald J. Tomnitz	Anthony W. Oxley	James D. Allen	Mark S. Walker
Executive Chairman	President and Chief Executive Officer	Executive Vice President, Chief Financial Officer and Treasurer	Executive Vice President and Chief Operating Officer
Non-Director Executive Officers

James D. Allen
Chief Financial Officer Age 66
James D. Allen, is Executive Vice President, Chief Financial Officer and Treasurer of Forestar, positions he has held since March 2020. Prior to joining Forestar, he served as a Senior Operating Partner at Palm Beach Capital, a private equity investment firm, from 2019 to March 2020. He served as CFO of Hollander Sleep Products, a supplier of bedding products, from 2015 to 2018. He has also held a variety of executive roles at both private and public companies, including Operating Vice President and Group CFO of Sun Capital Partners from 2003 to 2014, Chief Administrative Officer of Mattress Firm Inc. and a variety of C-suite roles at Tandycrafts, Inc. Mr. Allen began his career at PwC. Since February 2016, Mr. Allen has served on the Board and as a member of the audit and compensation committees of Flexshopper, Inc. (FPAY).
Mr. Allen holds a Bachelor of Business Administration degree in accounting and management from Evangel University.

Mark S. Walker
Chief Operating Officer Age 49
Mark S. Walker, is Executive Vice President and Chief Operating Officer of Forestar, positions he has held since October 1, 2022. Mr. Walker has more than 20 years of experience in residential real estate. Mr. Walker joined Forestar in 2019 as Region President of the Company’s East region. Since 2019, his responsibilities have expanded to include leading Forestar’s Mid-Atlantic, North and Texas regions. Prior to joining Forestar, Mr. Walker worked for D.R. Horton from 2012 to 2019 as a Vice President in land acquisition and development.
Mr. Walker holds a Bachelor of Business Administration degree in general business from the University of Georgia.

Executive Compensation
Compensation Discussion and Analysis
Overview

This Compensation Discussion and Analysis describes the compensation elements for our NEOs. Our NEOs for fiscal 2025 are as follows, which reflects all individuals who served as our executive officers during fiscal 2025:

•Donald J. Tomnitz, Executive Chairman;
•Anthony W. Oxley, President and Chief Executive Officer;
•James D. Allen, Executive Vice President, Chief Financial Officer and Treasurer; and
•Mark S. Walker, Executive Vice President and Chief Operating Officer.
We are a national, well-capitalized residential lot development company focused primarily on making investments in land acquisition and development to sell finished single-family residential lots to homebuilders. We conduct a wide range of project planning and management activities related to the entitlement, acquisition, community development and sale of residential lots. We primarily invest in entitled short-duration projects that can be developed in phases, enabling us to complete and sell lots at a pace that matches market demand, consistent with our focus on capital efficiency. This strategy is a unique, lower-risk business model that we expect will produce more consistent returns than other public and private land developers.

We have expanded and diversified our lot development operations across 64 markets in 23 states by investing available capital into our existing markets and by entering new markets. We believe our geographically diverse operations provide a strong platform for us to consolidate market share in the highly fragmented lot development industry. We also believe our geographic diversification lowers our operational risks and enhances our earnings potential by mitigating the effects of local and regional economic cycles.

We became a majority-owned subsidiary of D.R. Horton in October 2017 by virtue of a merger with a wholly-owned subsidiary of D.R. Horton. Immediately following the merger, D.R. Horton owned 75% of our outstanding common stock, and as of September 30, 2025, D.R. Horton continued to own approximately 62% of our outstanding common stock. We have grown significantly since the merger in October 2017, as described in the "Key Operating and Financial Highlights" section of the Proxy Summary above.

Our Compensation Committee strives to provide a fair and competitive compensation program for executive officers that will attract, motivate and retain highly qualified and experienced executives, reward superior performance and provide incentives based on Company performance, with an overall emphasis on maximizing long-term stockholder value. The following discussion provides information regarding our compensation objectives and the relationship between our pay outcomes and the performance of the executive and the Company.

Alignment of Pay with Performance

Our executive compensation program intends to incentivize executives to make business decisions that achieve the Company's strategic objectives and create shareholder value, without taking excessive risk, and reward them accordingly.

Several key financial and operational highlights that illustrate our strong performance in fiscal 2025 are provided below. All comparisons are made between fiscal 2024 and fiscal 2025.

Financial Highlights
Revenue and earnings	•Net income totaled $167.9 million or $3.29 per diluted share. •Pre-tax income of $219.3 million, with a pre-tax profit margin of 13.2%. •Revenues increased 10% to $1.7 billion.
Maintained financial flexibility
•At year-end, liquidity totaled $968.1 million, consisting of $379.2 million in cash and cash equivalents and $588.9 million of availability on our revolving credit facility after the reduction for outstanding letters of credit.
•No senior note maturities until fiscal 2028.

Value creation
•Return on equity of 10.1%. Return on equity is calculated as net income attributable to Forestar for the year divided by average stockholders' equity, where average stockholders' equity is the sum of ending stockholders' equity balances of the trailing five quarters divided by five.
•Book value per diluted share increased 11% to $34.78.

Operational Highlights
Solid execution
•Delivered 14,240 residential lots.
•Further diversified our operating platform and investment in real estate by entering seven new markets.
•Ended fiscal 2025 with operations in 64 markets and 23 states.

Positioning for future growth
•Owned and controlled 99,800 lots across a geographically diverse footprint at September 30, 2025.
•Invested $1.7 billion in land acquisition and development, an 8% increase over fiscal 2024.
•Increased the size of our team by 10% to support the expansion of our platform, including entering new markets and increasing community count.
•Roughly 90% of new hires are focused in local market operations.

Strong customer relationships
•Continued to diversify and expand our customer base by closing lots to 29 unique customers in fiscal 2025.
•15% of the homes D.R. Horton started this year were on a Forestar developed lot.
•Owned lots under contract to sell increased 13% to 23,800 lots, or 37% of our owned lot position, which is expected to generate approximately $2.1 billion dollars of future revenue.

In October 2024, the Compensation Committee established the Executive Cash Incentive Plan and introduced performance-based restricted stock units to the Company's fiscal 2025 executive compensation program, further reinforcing the Company’s pay-for-performance compensation philosophy. See "Fiscal 2025 Compensation" on page 25.

Advisory Vote

At our 2025 Annual Meeting of Stockholders, approximately 97% of votes cast in our advisory vote on executive compensation were in favor of the proposal. The Compensation Committee considered this result and made no changes to our compensation program for fiscal 2025 as a result of our stockholders’ support of our existing executive compensation program. The Compensation Committee will continue to consider the results of stockholder advisory votes on executive compensation when making future decisions. At our 2023 Annual Meeting of Stockholders, our stockholders voted in favor of an annual advisory vote on executive compensation. Our Board of Directors has determined that advisory votes on executive compensation should continue to be held annually.

The Compensation Committee has primary authority over establishing and changing our executive compensation programs and making specific compensation determinations, while D.R. Horton maintains consent rights over certain compensation matters.

Compensation Philosophy and Objectives

Our executive compensation program is designed to attract, retain and motivate talented executives to achieve the Company's key financial and strategic objectives and reward superior individual performance, with an overall emphasis on maximizing shareholder value. We are guided by the following principles in determining the form and amount of executive compensation:
•Compensation should align with the performance of the Company and performance of the individual. Fiscal 2025 semi-annual cash performance bonuses were earned based on our pre-tax income for the year. Also, our restricted stock unit awards generate additional value for executives as our stock price increases and performance-based restricted stock units are further subject to various financial and operating performance goals.
•Compensation should align executives’ and stockholders’ interests. Our bonuses are designed to incentivize and reward performance as we continue to grow our residential lot development business. In addition, the use of equity-based compensation aligns our executives’ interests with our stockholders’ interests and encourages our executives to focus on profitable growth and long-term performance.
•Compensation should be competitive. Our total compensation, including our base salaries, bonuses and long-term equity awards, should be competitive with our public and private peers to enable us to attract and retain key executives.
•Retention. We believe an overall package of appropriate pay and benefits helps retain executives and managers. This includes a competitive base salary, cash bonuses, health and welfare benefits, Company matching contributions under our 401(k) plan and supplemental retirement benefits. In addition, equity awards with vesting and forfeiture provisions encourage retention.

Elements of our Compensation Program

The elements of our fiscal year 2025 compensation program are as follows:
•Base salaries;
•Semi-annual cash performance bonuses;
•Performance-based restricted stock units;
•Time-based restricted stock units;
•401(k) retirement plan benefits; and
•Health and welfare benefits.
Each element of compensation is evaluated independently to determine whether, in our Compensation Committee’s judgment, it is competitive within our industry. Our Compensation Committee balances the elements of compensation to attract executives with the appropriate level of experience and expertise, motivate executives to achieve superior individual and Company performance and retain executives that are creating value for our shareholders. Our Compensation Committee believes balancing short- and long-term compensation elements properly incentivizes our executives and mitigates risk. Our Compensation Committee reviews tally sheets that show all compensation elements on an aggregate basis over the previous three years. From year to year, the Compensation Committee may also choose to award all or only certain elements of compensation to an NEO.

Element	Performance Measure	Measurement / Vesting Period
Base salary	Continued service subject to annual evaluation	Evaluated each year
Semi-annual cash performance bonus	Company pre-tax income	6 months to 1 year
Long-term equity incentives:
Performance stock units	Relative Total Shareholder Return ("TSR"), Return on Inventory ("ROI") and Market Share	3 years
Restricted stock units	Continued service	3 to 5 years
401(k) retirement benefits	401(k) Company matching contribution is dependent on deferrals elected by the NEO and allowable under regulatory limits	None
Health and welfare benefits	None	None

2025 TOTAL COMPENSATION

(1)     Equity includes the grant date fair value of both the RSUs and the 2027 PSUs granted in fiscal 2025 based upon the probable outcome of the applicable performance conditions at grant.

Fiscal 2025 Compensation

Recently, the Compensation Committee has shifted to a more formulaic incentive-based compensation program for its NEOs, consistent with its commitment to pay-for-performance. The Compensation Committee's philosophy and guidelines for considering such an incentive-based program included the following:

•the program should not encourage excessive risk taking.
•the program should offer an opportunity for greater compensation for superior performance, balanced by the risk of lower compensation when performance is below expectations.
•compensation levels should be closely tied to the performance and success of the Company as well as the executive's contribution to the Company's performance and success.

After a thorough review of the Company’s executive compensation program, including consultation with its independent compensation advisor, Lockton Companies, in October of 2024, the Compensation Committee approved the following changes for the Company’s fiscal 2025 executive incentive compensation program to further reinforce the Company’s pay for performance compensation philosophy:

Short-Term Cash Incentive Plan:

•The Committee adopted the Forestar Group Inc. Executive Cash Incentive Plan (the "Cash Incentive Plan"), pursuant to which the Company may grant cash incentive awards to eligible participants, including executive officers of the Company, that are payable based on the achievement of pre-established performance goals. Replacing our historic discretionary bonuses, the fiscal 2025 annual cash incentive award granted to the Company’s executive officers under the Cash Incentive Plan were earned based on the Company’s pre-tax income performance, with the ability to earn from 0% to 200% of a specified target opportunity. Earned cash incentive awards are paid semi-annually.

Long-Term Performance Stock Units:

•The Compensation Committee incorporated performance-based equity awards that are earned when the Company achieves pre-established long-term performance goals into the Company’s executive equity award program through the grant of performance-based restricted stock units ("PSUs") as a portion of the fiscal 2025 equity awards granted to the Company’s executive officers. Fiscal 2025 PSUs granted will be earned after a three-year performance period covering fiscal years 2025 through 2027, subject to the achievement of relative TSR, ROI and market share goals, with the ability to earn from 0% to 200% of the target number of granted PSUs. The three performance goals are weighted equally.

The Compensation Committee believes that these changes further strengthen the alignment of executive incentives with the interests of the Company’s stockholders.

Base Salaries

Base salaries are determined based on the executive’s responsibilities, performance, experience and the Compensation Committee’s judgment. In reviewing the executives' salaries, the Compensation Committee reviews publicly-available data from our peer group companies (see "Competitive Pay Analysis and Peer Group"). Base salaries provide our NEOs a foundation of fixed compensation, acknowledges the breadth of their responsibilities and recognizes effective leadership.

Each of the NEO’s base salaries was increased for fiscal 2025 after consulting with the Compensation Committee's independent consultant, reviewing an analysis of our peer group practices and to recognize each executive's performance in their role. The NEO's salary levels remained unchanged for fiscal 2026 from fiscal 2025 as the salaries remained aligned with the salaries of similar executives of similar publicly-traded companies, including members of our peer group and other public companies within a range of our market capitalization and industrial classification code.
The annual base salaries of our NEOs for fiscal years 2024, 2025 and 2026 are set forth in the following table.

Name	Fiscal 2024 Base Salary	Fiscal 2025 Base Salary	Fiscal 2026 Base Salary
Donald J. Tomnitz	$420,000	$500,000	$500,000
Anthony W. Oxley	$420,000	$500,000	$500,000
James D. Allen	$370,000	$400,000	$400,000
Mark S. Walker	$315,000	$400,000	$400,000

2025 Semi-Annual Cash Performance Bonuses

During fiscal 2025, in line with our compensation philosophy to award incentive bonuses that link pay with performance, Mr. Tomnitz, Mr. Oxley, Mr. Allen and Mr. Walker each had the opportunity to earn a performance bonus ("PTI Bonus") under the Cash Incentive Plan based on the Company’s pre-tax income earned during the year. "Pre-tax income" or "PTI" means consolidated income before income taxes, as publicly reported by the Company in its consolidated financial statements prepared in accordance with generally accepted accounting principles. The Compensation Committee believes that strong profitability increases the value of the Company, which benefits all of our long-term stockholders.

Amounts earned for the PTI Bonus are based on a percentage of the Company’s pre-tax income earned during each semi-annual period during the fiscal year subject to a maximum potential payout of 200% of the bonus that would be earned if 200% or more of the Company’s forecasted PTI target for the year were achieved. The payout percentages and maximum potential payout amounts for the PTI Bonus for each NEO in fiscal 2025 are included in the table below. The Compensation Committee set these percentages and maximum payouts at the beginning of fiscal 2025.

The Compensation Committee reserves the right to use its discretion to adjust downward, but not upward, the final earned PTI Bonus amounts. The threshold for achieving an annual incentive bonus was the attainment of positive pre-tax income. If no pre-tax income was attained, then no bonus would be earned under the PTI Bonus. The bonuses earned under the PTI Bonus program were as set forth in the tables below.

PTI Bonus Payout Rates and Maximum Potential Payouts

	Percent of Pre-Tax Income	Maximum Potential Payout
Name	Fiscal 2025	Fiscal 2025
Donald J. Tomnitz	0.25%	$1,350,000
Anthony W. Oxley	0.60%	$3,240,000
James D. Allen	0.20%	$1,080,000
Mark S. Walker	0.35%	$1,890,000

2025 PTI Bonus Results

The tables below set forth the Company’s PTI and PTI Bonuses paid for fiscal 2025 to Mr. Tomnitz, Mr. Oxley, Mr. Allen and Mr. Walker:

Mr. Tomnitz
Semi-Annual Period	PTI(1)	PTI Bonus Percentage	Total Bonus Earned
1st Semi-Annual Period Ended March 31, 2025	$62,600,000	0.25%	$156,500
2nd Semi-Annual Period Ended September 30, 2025	156,679,552	0.25%	391,699
Annual Amount	$219,279,552		$548,199

	Maximum Potential Payout		$1,350,000

Mr. Oxley
Semi-Annual Period	PTI(1)	PTI Bonus Percentage	Total Bonus Earned
1st Semi-Annual Period Ended March 31, 2025	$62,600,000	0.60%	$375,600
2nd Semi-Annual Period Ended September 30, 2025	156,679,552	0.60%	940,077
Annual Amount	$219,279,552		$1,315,677

	Maximum Potential Payout		$3,240,000

Mr. Allen
Semi-Annual Period	PTI(1)	PTI Bonus Percentage	Total Bonus Earned
1st Semi-Annual Period Ended March 31, 2025	$62,600,000	0.20%	$125,200
2nd Semi-Annual Period Ended September 30, 2025	156,679,552	0.20%	313,359
Annual Amount	$219,279,552		$438,559

	Maximum Potential Payout		$1,080,000

Mr. Walker
Semi-Annual Period	PTI(1)	PTI Bonus Percentage	Total Bonus Earned
1st Semi-Annual Period Ended March 31, 2025	$62,600,000	0.35%	$219,100
2nd Semi-Annual Period Ended September 30, 2025	156,679,552	0.35%	548,378
Annual Amount	$219,279,552		$767,478

	Maximum Potential Payout		$1,890,000

(1)    PTI for the first semi-annual period ended March 31, 2025 was rounded to the nearest tenth-million for purposes of calculating each NEO's PTI Bonus.

2025 Long-Term Incentive Awards: Performance and Time-Based Awards

Our 2018 Stock Incentive Plan gives us the ability to provide our eligible employees, including each of our NEOs, awards based on shares of our common stock. Our Compensation Committee grants equity awards to align interests of the executives with the interests of our stockholders, to remain competitive with market practices and to support executive retention. For fiscal 2025, our equity-based incentive awards for NEOs were granted in the form of performance-based and time-based restricted stock units.

In making decisions regarding annual equity-based awards, including determining the size of awards, our Compensation Committee considers previous grants made to the executive, the value and experience the executive brings to their role, retention incentives and the responsibilities of the executive. In determining the size of equity-based awards, our Compensation Committee may also consider input from a compensation consultant regarding market practices, recommendations of the Executive Chairman or the CEO (except the CEO and Executive Chairman do not make recommendations regarding their own awards) or the judgment of our Compensation Committee. The dollar value of the awards are not tied to any strict benchmark and may be below, at or above the mid-range of what other comparable companies may offer in any given year.

Our Compensation Committee believes that our executive compensation plans should include a mix of performance and time-based equity awards as the primary long-term components. We believe long-term equity awards align the financial interests of our executive officers with the interests of our stockholders by focusing more on the long-term performance of the Company. Each of our named executive officers has the opportunity to earn equity incentive awards based on Company performance over a three-year period. By awarding performance equity compensation over a longer performance period, our executives’ interests are better aligned with our stockholders’ long-term interests.

Performance-Based Equity. Beginning in fiscal 2025, we granted our executive officers equity awards in the form of PSUs, which are earned based on the Company’s achievement with respect to key performance goals over a three-year performance period. The primary purpose of these awards is to motivate our executives to drive the Company to achieve a superior level of performance for each of these performance metrics which we believe will drive long-term value to our stockholders.

Time-Based Equity. We continued to grant our executive officers equity awards in the form of time-based restricted stock units ("RSUs") that vest over a three- or five-year time period based on continued employment with the Company. The primary purpose of these awards is to align the interests of our executives with those of long-term stockholders as well as to retain the services of our executive officers who have significant experience and have demonstrated superior performance in the homebuilding industry.

For fiscal 2025, the Compensation Committee reviewed the value and number of PSUs to be awarded for the three-year performance period and the number and value of RSUs to be granted. In such review, the Compensation Committee considered the target number of PSUs, the maximum number of PSUs that could be earned and the expected value of the PSU and RSU awards, as well as all other components of each executive’s compensation.

2025 Fiscal Year Equity Awards - Time Based RSUs and Target 2027 PSUs

In fiscal 2025, the Compensation Committee awarded the following target number of PSUs (the "2027 PSUs") and RSUs to each of the named executive officers:

Name	Target Number of 2027 PSUs	Grant Date Value of 2027 PSUs(1)	Number of RSUs	Grant Date Value of RSUs(2)	Equity Pay Mix (PSUs as % of Equity)
Donald J. Tomnitz	17,907	$630,326	19,890	$575,020	52%
Anthony W. Oxley	39,707	$1,397,686	29,400	$849,954	62%
James D. Allen	17,565	$618,288	13,005	$375,975	62%
Mark S. Walker	23,918	$841,914	17,710	$511,996	62%

(1)     In October 2024, the Compensation Committee approved the target number 2027 PSUs which can be earned based on the Company’s achievement with respect to Relative TSR, ROI and market share performance goals, as defined and further described and discussed below. The grant date was established in October when the target number of shares and performance goals were approved. The grant date fair value of the October 30, 2024 PSUs is $35.20 per unit as determined in accordance with accounting guidance for share-based payments. Additional information regarding the Company's equity awards is included in Note 11 to the consolidated financial statements in the Company's Annual Report on Form 10-K filed with the SEC on November 19, 2025.
(2)    The grant date fair value of the November 20, 2024 RSUs vesting in three years and five years is $28.91 per unit as determined in accordance with accounting guidance for share-based payments. Additional information regarding the Company's equity awards is included in Note 11 to the consolidated financial statements in the Company's Annual Report on Form 10-K filed with the SEC on November 19, 2025.

2027 PSUs - Potential Vesting at September 30, 2027

The 2027 PSUs include three performance goals of relative TSR, return on inventory and market share (each weighted at 1/3 of the total award opportunity). The awards are subject to a threshold for each performance goal and will vest at 0% to 200% of the target number of units granted based on the final performance rankings after the completion of the three-year performance period from October 1, 2024 through September 30, 2027 (the "2027 Performance Period"). Relative TSR is measured as the Company's TSR performance as compared to the TSR of the S&P Small Cap 600 Index over the 2027 Performance Period. Return on Inventory is (i) the Company’s average pre-tax income over the 2027 Performance Period, where average pre-tax income is the sum of the Company’s pre-tax income for the trailing three fiscal years from the end of the 2027 Performance Period divided by three (ii) divided by average real estate over the 2027 Performance Period, where average real estate is the sum of the ending real estate balances of the trailing thirteen fiscal quarters immediately preceding the end of the 2027 Performance Period divided by thirteen, as reported in the Company’s audited financial statements and as may be adjusted by the Compensation Committee in its sole discretion. Finally, market share is measured as the number of residential lots sold by the Company divided by the sum of the privately owned "built for sale – fee simple" single-family housing units started, as defined, and in accordance with the data provided, by the U.S. Census Bureau, in each case during the four fiscal quarters immediately preceding the end of the 2027 Performance Period.

When determining the target number of 2027 PSUs to grant in October 2024, the Compensation Committee reviewed the estimated value of these awards in relation to the Company’s consolidated revenue, pre-tax income and other operating results. The Compensation Committee chose to further incentivize these executive officers by including a maximum payout at two times the target amounts in the event that maximum performance is achieved on each of the three performance goals. When the 2027 PSUs were granted, the target and maximum amounts were subjective determinations and not based on any formulaic method or benchmark. Additional information on the grant date fair value of the 2027 PSUs is set forth in the "Summary Compensation Table" on page 35 and the "Fiscal 2025 Grants of Plan-Based Awards" table on page 37.

Other Compensation and Benefits

Qualified Retirement Benefits

Our employees, including our NEOs, are eligible to participate in the D.R. Horton 401(k) plan, a tax-qualified defined contribution retirement plan. Our NEOs, like all other eligible employees, may contribute 1% to 75% of their earnings, on a pre-tax basis, into the D.R. Horton 401(k) plan. For 2025, the maximum amount that could be contributed to the plan by a participant was $23,500 ($31,000 for participants 50 - 59 years old or 64 years old or older, $34,750 for participants 60 - 63 years old). The Company makes a matching contribution to the participants’ accounts in an amount of $0.50 for each $1.00 contributed by the participant up to 6% of his or her covered wages.

SERP 2

In fiscal 2024, the Compensation Committee approved the participation of certain Company employees in the D.R. Horton Amended and Restated Supplemental Executive Retirement Plan 2 ("SERP 2"), a nonqualified plan, permitting eligible participants, including our executive officers, to accrue supplemental Company benefits payable upon retirement, separation of service, death or disability beginning in fiscal 2025. The SERP 2 provides that if the executive is employed by D.R. Horton or the Company on the last day of the fiscal year, the Company will establish a liability to such executive equal to 10% of his or her annual base salary as of the first day of such fiscal year. This liability will accrue earnings in future years at a rate established by the administrative committee for the SERP 2. Mr. Oxley commenced participation in the SERP 2 while employed by D.R. Horton. All of our other named executive officers commenced participation in the SERP 2 in fiscal 2025 and will accrue earnings starting in fiscal 2026.

The Compensation Committee reviewed the amounts listed in the column titled "Change in Pension Value and Nonqualified Deferred Compensation Earnings" in the "Summary Compensation Table" on page 35 for our named executive officers for fiscal 2025. The above-market portion of earnings on Mr. Oxley's outstanding SERP 2 balance was $55,958. We believe this amount accrued for above-market earnings on Mr. Oxley's SERP 2 balance is reasonable when compared to our peer group and reasonable relative to the total compensation package offered to Mr. Oxley.

Health and Welfare Benefits

We offer the same health and welfare benefits to all full-time employees, including our NEOs. These benefits include medical benefits, dental benefits, vision benefits, life insurance, salary continuation for short-term disability, long-term disability insurance, accidental death and dismemberment insurance, a dependent care spending account, a health care spending account, a health savings account and other similar benefits.

Perquisites

We generally provide minimal perquisites to our executives. No perquisites in excess of $10,000 were provided to our NEOs in fiscal 2025.

Fiscal 2026 Compensation

For fiscal 2026, the Compensation Committee approved a few changes to the NEO compensation programs as described below.

The Compensation Committee approved fiscal 2026 PTI Bonus percentages for each executive as set forth in the table below, a slight increase over fiscal 2025 PTI Bonus percentages. The target and maximum bonuses that can be earned under the PTI Bonus program are as set forth in the table below.

PTI Bonus Percentages and Maximum PTI Bonuses for Fiscal 2026

	Percent of Pre-Tax Income	Maximum Potential Payout
Name	Fiscal 2026	Fiscal 2026
Donald J. Tomnitz	0.30%	$1,320,000
Anthony W. Oxley	0.65%	$2,860,000
James D. Allen	0.25%	$1,100,000
Mark S. Walker	0.40%	$1,760,000

In addition, the Compensation Committee granted 2028 PSUs to each of our NEOs, which will vest based on performance over a three-year period from October 1, 2025 through September 30, 2028. The 2028 PSUs include four performance goals - relative TSR, return on inventory, market share and book value per share, weighted evenly. The Compensation Committee added book value per share as a new performance goal for the 2028 PSUs in order to incentivize our NEOs to grow profitability and continue to build shareholder value. Book value per share is calculated as the percentage increase in book value per share, which is (i) the Company’s stockholders equity (net assets less noncontrolling interest) as of the last day of the performance period divided by the number of Company shares outstanding as of the last day of the performance period, divided by (ii) $34.78, the book value per share at the beginning of the performance period, (iii) minus 1.

Clawback Policy

We maintain a clawback policy that applies to certain incentive-based compensation that we grant, which is intended to comply with the requirements of the New York Stock Exchange Listing Standard 303A.14 implementing Rule 10D-1 under the Securities Exchange Act of 1934. In the event the Company is required to prepare an accounting restatement of the Company's financial statements due to material non-compliance with any financial reporting requirement under the federal securities laws, the Company will recover any excess incentive-based compensation received by a covered executive, including the NEOs, during the applicable recovery period (generally the prior three completed fiscal years) that exceeds the amount that the executive otherwise would have received had the incentive-based compensation been determined based on the restated financial statements. The Board of Directors believes that the clawback policy and prohibiting the hedging and pledging of the Company’s common stock, will further minimize compensation risk and strengthen the alignment of executives’ interests with those of long-term stockholders.

Oversight of Executive Compensation

Compensation Committee

Our Compensation Committee is composed entirely of independent directors and is responsible for establishing and administering our compensation programs and philosophies. The Compensation Committee approves compensation for our Executive Chairman and CEO and makes recommendations to the Board regarding the compensation of our other NEOs. Our Executive Chairman and CEO work closely with our Compensation Committee and recommend executive compensation amounts, except the Executive Chairman and CEO do not participate in discussions regarding their own compensation. Further duties of the Compensation Committee are more fully set forth in the Compensation Committee Charter, which is available at www.forestar.com under the "Investor Relations — Corporate Governance — Board Committees" section.

Competitive Pay Analysis and Peer Group

The Compensation Committee believes providing competitive pay is a key factor in attracting, motivating and retaining executives that drive superior performance. Our Compensation Committee, either alone or with the assistance of a compensation consultant, such as Lockton Companies for fiscal 2025, considers a variety of factors to assist with setting compensation for the NEOs, including evaluating compensation programs and amounts provided to the NEOs of the companies in our peer group. Although we believe benchmarking the pay of our peer group is useful in determining our compensation practices and pay levels, we do not target our pay toward any particular peer group benchmark.

The peer group used to establish initial fiscal 2025 target compensation levels was consistent with the peer group used for 2024. The constituents remained unchanged from the prior year, except The St. Joe Company was excluded in fiscal 2025 solely because a significant portion of its business is now unrelated to the residential development industry and is primarily focused on hospitality and leasing. The companies comprising our peer group as of September 30, 2025 were selected based on similarities in industry focus, market capitalization and business models and were used to assist the Compensation Committee in its fiscal 2025 compensation analysis. Our fiscal 2025 peer group consisted of:

American Woodmark Corporation	Five Point Holdings, LLC	LGI Homes, Inc.
Beazer Homes USA, Inc.	Howard Hughes Holdings Inc.	M/I Homes, Inc.
Century Communities, Inc.	JELD-WEN Holding, Inc.	MasterBrand, Inc.

Compensation Consultant

The Compensation Committee may engage an independent compensation consultant or other third-party service provider to assist with market data and other information relevant to executive compensation programs and decisions. In October 2024, the Committee engaged Lockton Companies to provide advice and support on executive compensation matters.

Tally Sheets

Our Compensation Committee reviews tally sheets for each of the NEOs setting forth compensation for the previous three years. These tally sheets list the executive’s base salary, proposed bonus and stock awards, actual and anticipated 401(k) matching contributions and value of health and welfare benefits, in each case, over the previous three-year period.

Evaluation of Executive Chairman’s and CEO’s Performance

Our Compensation Committee facilitates a process for our independent directors to provide formal feedback regarding our Executive Chairman’s and CEO’s performance. Factors evaluated may include, but are not limited to, increased land and lot development, lot sales, and other financial and non-financial performance measures and objectives, including leadership, ethics, key initiatives, strategic planning, financial results, succession planning, human resources, communications, external relations and board relations. Our Compensation Committee determines Executive Chairman and CEO pay.

Compensation Oversight Governance Practices

Our governance practices divide responsibility for compensation oversight into three levels:

Stockholders:	Stockholders have approved our stock incentive plans and provide an annual advisory vote on executive compensation. In addition, under the terms of the A&R Stockholder’s Agreement with D.R. Horton, for so long as D.R. Horton beneficially owns 35% or more of our voting securities, we need the prior written consent of D.R. Horton to appoint or terminate key officers or change their compensation arrangements. Thus, under those circumstances, D.R. Horton's approval is required.

Board and Compensation Committee:	Our Compensation Committee is composed entirely of independent directors. The Compensation Committee establishes and oversees the administration of our compensation programs. The Compensation Committee ensures that stockholder-approved plans are administered in accordance with good governance practices and intent. The Compensation Committee will also consider the results of stockholder advisory votes on executive compensation. The Compensation Committee is responsible for the approval of salaries and bonuses of the Executive Chairman and CEO and long-term equity compensation awarded to each of the NEOs. The full Board evaluates the performance of the CFO and COO and acts on recommendations of the Compensation Committee with respect to CFO and COO compensation.

Management:	Management determines individual employee bonuses below the executive officer level and administers all employee benefit and incentive plans on a day-to-day basis. Within management, the Executive Chairman serves as a liaison with the Compensation Committee.

Equity Award Grant Practices

Our practice is to consider equity-based awards annually. In fiscal 2025, equity-based awards were granted during the first quarter of the fiscal year. From time to time, we may grant equity-based awards outside the annual award process, such as in connection with the hiring of a new employee, for retention purposes, to reward exemplary performance or for promotional recognition. Although the Company does not currently grant stock options, certain employees may enroll to purchase shares under the terms of our 2022 Employee Stock Purchase Plan with purchase dates in January and July of each year using payroll deductions accumulated during the prior six-month period. The NEOs and certain other executives are not eligible to participate in the 2022 Employee Stock Purchase Plan.

We do not grant stock-based awards in coordination with the release of material non-public information nor do we time the release of material non-public information to affect the value of equity grants. Our policy for setting the timing of stock-based awards does not allow executives to have any role in choosing the price of their stock-based awards. We do not "back date," "spring load" or reprice stock-based awards.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with management and, based on this review and discussion, recommended to the Board of Directors that it be included in this Proxy Statement and incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended September 30, 2025.

Lisa H. Jamieson, Chair
Kellie L. Fischer
Samuel R. Fuller
Elizabeth (Betsy) Parmer
George W. Seagraves, II

Summary Compensation Table
The following table contains compensation information for our Executive Chairman, CEO, CFO, and COO referred to in this Proxy Statement as our NEOs. The information in the following table is presented in accordance with SEC requirements.

Name and Principal Position(1)	Year	Salary ($)	Bonus(2) ($)	Stock Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5) ($)	All Other Compensation(6) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Donald J. Tomnitz	2025	500,000	—	1,205,346	548,199	—	68,424	2,321,969
Executive Chairman	2024	420,000	1,750,000	600,037	—	—	18,292	2,788,329
	2023	400,000	1,550,000	599,994	—	—	17,289	2,567,283
Anthony W. Oxley	2025	500,000	—	2,247,640	1,315,677	55,958	69,301	4,188,576
President and Chief Executive Officer	2024	315,000	1,500,000	889,497	—	34,981	13,328	2,752,806
James D. Allen	2025	400,000	—	994,263	438,559	—	54,478	1,887,300
Executive Vice President and Chief Financial Officer	2024	370,000	625,000	400,011	—	—	14,062	1,409,073
	2023	350,000	525,000	399,996	—	—	13,244	1,288,240
Mark S. Walker	2025	400,000	—	1,353,910	767,478	—	53,702	2,575,090
Executive Vice President and Chief Operating Officer	2024	315,000	625,000	400,011	—	—	13,265	1,353,276
	2023	300,000	475,000	299,997	—	—	12,555	1,087,552

(1)Mr. Oxley was not an NEO prior to fiscal year 2024.
(2)The amounts reported in column (d) represent the discretionary cash bonuses earned by the NEOs during the applicable fiscal year. Beginning in fiscal 2025, the NEO's began participating in the PTI Bonus program under the Cash Incentive Plan, as described under the section titled "Elements of Our Compensation Program."
(3)The amounts reported in column (e) represents the grant-date fair value of the RSUs granted in the applicable year and the 2027 PSUs granted in fiscal 2025 and was determined in accordance with accounting guidance for share-based payments. The grant-date fair value of the 2027 PSUs was based on the probable outcome of the applicable performance conditions at grant. If the maximum number of 2027 PSUs was used, the total grant date fair value of the 2027 PSUs would be $1,260,653 for Mr. Tomnitz, $2,795,373 for Mr. Oxley, $1,236,576 for Mr. Allen and $1,683,827 for Mr. Walker.
Additional information regarding the Company's equity awards is included in Note 11 to the consolidated financial statements in the Company's Annual Report on Form 10-K filed with the SEC on November 19, 2025. Mr. Oxley's fiscal 2024 amount includes a grant of 2,010 RSUs awarded in December 2023 that vest over five years and settle in D.R. Horton common stock.
(4)The amounts reported in column (f) represent the PTI Bonuses earned by the NEOs for fiscal 2025 under the Company's Cash Incentive Plan. Awards under the Cash Incentive Plan are a percentage of the Company’s pre-tax income capped at a maximum potential payout, with the applicable percentage and maximum for each NEO approved by the Compensation Committee at the beginning of the fiscal year.
(5)The amounts reported in column (g) reflect the above-market portion of earnings credited to Mr. Oxley's account balance under the SERP 2 during the applicable fiscal year. Additional information regarding SERP 2 is provided under the section titled "Other Compensation and Benefits."

(6)The amounts reported in column (h) for fiscal 2025 include the following:

	Additional Life Insurance and Long-Term Disability Premiums ($)	401(k) Matching Contributions ($)	SERP 2 Company Contributions ($)	Total ($)
Mr. Tomnitz	7,924	10,500	50,000	68,424
Mr. Oxley	8,801	10,500	50,000	69,301
Mr. Allen	3,978	10,500	40,000	54,478
Mr. Walker	3,202	10,500	40,000	53,702

Fiscal 2025 Grants of Plan-Based Awards
The following table summarizes fiscal 2025 grants of stock-based compensation and incentive plan awards made to each of our NEOs.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	Grant Date Fair Value of Stock Awards (2)(3) ($)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Mr. Tomnitz			—	—	1,350,000	—	—	—	—	—
	10/30/2024	10/28/2024	—	—	—	8,954	17,907	35,814	—	630,326
	11/20/2024		—	—	—	—	—	—	19,890	575,020
Mr. Oxley			—	—	3,240,000	—	—	—	—	—
	10/30/2024	10/28/2024	—	—	—	19,854	39,707	79,414	—	1,397,686
	11/20/2024		—	—	—	—	—	—	29,400	849,954
Mr. Allen			—	—	1,080,000	—	—	—	—	—
	10/30/2024	10/28/2024	—	—	—	8,783	17,565	35,130	—	618,288
	11/20/2024		—	—	—	—	—	—	13,005	375,975
Mr. Walker			—	—	1,890,000	—	—	—	—	—
	10/30/2024	10/28/2024	—	—	—	11,959	23,918	47,836	—	841,914
	11/20/2024		—	—	—	—	—	—	17,710	511,996

(1)The amounts in column (e) represent the maximum value of the PTI Bonuses that can be paid under the Cash Incentive Plan for fiscal 2025. Additional information related to the award is discussed under the heading "2025 Semi-Annual Cash Performance Bonuses" on page 26. The actual earned PTI Bonuses for fiscal 2025 are reflected in the "Non-Equity Incentive Plan Compensation" column of the "Summary Compensation Table" on page 35.
(2)Our NEOs were each awarded a grant of 2027 PSUs on October 30, 2024. The threshold, target and maximum amounts reflect the number of 2027 PSUs each executive could earn based on the level of performance attained with respect to three performance goals at the end of the three-year performance period. The grant date fair value of the 2027 PSUs is $35.20 per unit and was determined in accordance with accounting guidance for share-based payments. Additional information regarding the Company's equity awards is included in Note 11 to the consolidated financial statements in the Company's Annual Report on Form 10-K filed with the SEC on November 19, 2025. These 2027 PSUs are discussed under the headings "2025 Fiscal Year Equity Awards - Time Based RSUs and Target 2027 PSUs" on page 29.
(3)On November 20, 2024, Mr. Tomnitz, Mr. Oxley, Mr. Allen and Mr. Walker were awarded 19,890, 29,400, 13,005 and 17,710 RSUs, respectively. The RSUs for Mr. Tomnitz vest in three equal annual installments on each anniversary of the grant date. The RSUs for Mr. Oxley, Mr. Allen and Mr. Walker vest in five equal annual installments on each anniversary of the grant date. The grant date fair value of the November 20, 2024 RSUs is $28.91 per unit and was determined in accordance with accounting guidance for share-based payments. Additional information regarding the Company's equity awards is included in Note 11 to the consolidated financial statements in the Company's Annual Report on Form 10-K filed with the SEC on November 19, 2025.

Fiscal 2025 Outstanding Equity Awards

The following table summarizes outstanding equity awards held by our NEOs at September 30, 2025. All awards will settle in shares of our common stock unless noted below.

	Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares of Units That Have Not Vested (1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (2) (#)	Equity Incentive Plan Awards: Market of Payout Value of Unearned Shares, Units or Other Shares of Stock That Have Not Vested (2) ($)	Footnote
Mr. Tomnitz	3/21/2023	12,033	319,957	—	—	(3)
	3/28/2024	9,397	249,866	—	—	(3)
	10/30/2024	—	—	17,907	476,147	(1)
	11/20/2024	19,148	509,145	—	—	(3)
Mr. Oxley	3/17/2021	520	88,124	—	—	(5)
	3/30/2022	1,522	257,933	—	—	(5)
	3/21/2023	1,737	294,369	—	—	(5)
	12/20/2023	1,608	272,508	—	—	(5)
	3/28/2024	9,954	264,677	—	—	(4)
	10/30/2024	—	—	39,707	1,055,809	(1)
	11/20/2024	29,400	781,746	—	—	(7)
Mr. Allen	3/18/2021	2,330	61,955	—	—	(6)
	3/31/2022	8,504	226,121	—	—	(6)
	3/21/2023	15,451	410,842	—	—	(6)
	3/28/2024	7,590	201,818	—	—	(6)
	10/30/2024	—	—	17,565	467,053	(1)
	11/20/2024	12,519	332,880	—	—	(6)
Mr. Walker	3/18/2021	1,554	41,321	—	—	(7)
	3/31/2022	5,630	149,702	—	—	(7)
	3/21/2023	12,195	324,265	—	—	(7)
	3/28/2024	7,962	211,710	—	—	(7)
	10/30/2024	—	—	23,918	635,980	(1)
	11/20/2024	17,710	470,909	—	—	(7)

(1)Represents the value for all awards based on the closing price of $26.59 of our common stock or $169.47 of D.R. Horton, Inc. common stock (RSUs that settle in D.R. Horton shares), in each case as reported on the NYSE on September 30, 2025, the last trading day of fiscal 2025, depending on whether the award is settled in our shares or D.R. Horton's shares.
(2)Represents the target number of 2027 PSUs that may be earned. The 2027 PSUs are described under "Fiscal 2025 Grants of Plan-Based Awards" on page 37, and vest subject to attainment of applicable performance criteria following completion of a three-year performance period on September 30, 2027. The value of the 2027 PSUs is based on the closing price of our common stock on September 30, 2025 of $26.59.
(3)These RSU awards vest in three equal annual installments on each of the first three anniversaries of the grant date. As a result of retirement eligibility, a portion of the award vests and settles earlier as units are withheld to cover certain payroll taxes as and when due.

(4)These RSU awards vest in three equal annual installments on each of the first three anniversaries of the grant date.
(5)These RSU awards (covering shares of D.R. Horton common stock on the grant date) vest in five equal annual installments on each of the first five anniversaries of the grant date. The awards were granted to Mr. Oxley during his service at D.R. Horton, prior to his employment at the Company, but continue to vest based on his service to the Company.
(6)These RSU awards vest in five equal annual installments on each of the first five anniversaries of the grant date. As a result of retirement eligibility, a portion of the award vests and settles earlier as units are withheld to cover certain payroll taxes as and when due.
(7)These RSU awards vest in five equal annual installments on each of the first five anniversaries of the grant date.

Fiscal 2025 Stock Vested
The following table summarizes stock-based compensation awards vested during fiscal 2025:

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized Upon Vesting ($)(1)
Mr. Tomnitz	29,826	649,482
Mr. Oxley	7,763(2)	465,067(2)
Mr. Allen	18,044	408,579
Mr. Walker	12,226	263,680
(1)The number of shares acquired on vesting includes shares withheld to satisfy tax-withholding obligations. Value realized upon vesting represents the aggregate dollar value realized by multiplying the number of shares that vested by the closing market price of common stock on the vesting date.
(2)Includes 2,787 shares at a value of $360,223 of D.R. Horton common stock granted to Mr. Oxley while he was employed at D.R. Horton prior to joining the Company, which continue to vest based on his service to the Company. The remaining share count and value is related to the vesting of Forestar common stock.

Nonqualified Deferred Compensation Plans
Under the SERP 2, D.R. Horton (or the Company, commencing in fiscal 2025) generally credits an amount to each participant’s account each year. Pursuant to the SERP 2, if the executive is employed by D.R. Horton or the Company, as applicable, on the last day of a fiscal year, then D.R. Horton or the Company will establish a liability to such executive equal to 10% of his or her annual base salary as of the first day of such fiscal year. This liability will accrue earnings in future years at a rate established by the administrative committee for the SERP 2. Amounts payable under the SERP 2 are not secured or held in trust, and the plan participants’ rights to enforce payment are the same as a general unsecured creditor. Amounts deferred under the SERP 2 are payable within 60 days following the retirement or termination of employment of the participant, the death or disability of the participant or a change in control of D.R. Horton; provided however, specified employees, as defined in Internal Revenue Code Section 409A, generally cannot be paid until six months after separation from service (or, if earlier, upon a change in control). The form of distribution may be in a lump sum, or in quarterly installments over a period not to exceed five years, as elected by the participant.

The following table shows for each named executive officer aggregate Company contributions, earnings and withdrawals/distributions during fiscal 2025 and the outstanding balance as of September 30, 2025 under the SERP 2. Mr. Oxley began participating in the SERP 2 while employed by D.R. Horton. In fiscal 2025, Mr. Tomnitz, Mr. Allen and Mr. Walker began participating in the SERP 2.

Name	Company Contributions in Fiscal 2025 to SERP 2(1)	Aggregate Earnings in Fiscal 2025 to SERP(2)	Aggregate Withdrawals/Distributions in Fiscal 2025	Aggregate Balance at September 30, 2025 SERP 2
Donald J. Tomnitz	$50,000	—	—	$50,000
Anthony W. Oxley	$50,000	$106,537	$—	$1,182,780
James D. Allen	$40,000	—	—	$40,000
Mark S. Walker	$40,000	—	—	$40,000

(1)Represents the amount of unfunded, unsecured liabilities credited by the Company on behalf of each participant in fiscal 2025 under the SERP 2. Such amount is also included in the "All Other Compensation" column of the "Summary Compensation Table" on page 35.
(2)Represents earnings related to the SERP 2 related to contributions made during Mr. Oxley's service at D.R. Horton, but accrued under the plan during his period of service at Forestar during fiscal 2025. The rate is determined by the SERP 2 plan administrative committee and is typically 10% per annum. The portion of earnings considered above-market ($55,958) for Mr. Oxley is included in the "Change in Pension Value and Nonqualified Deferred Compensation Earnings" column of the "Summary Compensation Table" on page 35.

Potential Payments Upon Termination or Change in Control

Equity Incentive Awards

Under our 2018 Stock Incentive Plan, the administrator will determine and include in any award agreement the terms and conditions applicable to any unvested equity awards following the termination of a participant’s employment with the Company, D.R. Horton or any of their respective subsidiaries. Generally, if a retirement-eligible employee retires, or upon the participant’s termination of employment due to disability or death, or upon a change in control of the Company, all unvested RSUs will vest in full if the participant had continuous status as an employee since the grant date of the award. Additionally, if a retirement-eligible employee retires, or upon the participant’s termination of employment by Forestar without cause or due to disability or death, a pro-rata portion of the PSUs, determined based on the number of full months completed during the applicable performance period prior to the participant’s termination of employment, will remain outstanding and eligible to vest based on actual company performance with respect to the applicable performance goals during the applicable performance period, subject to the participant’s execution and non-revocation of release of claims in a form provided by Forestar. Otherwise, in the event of a participant’s termination, all unvested RSUs and PSUs will immediately cease to vest, and all unvested RSUs and PSUs and any rights to the underlying shares will be terminated on the date of termination. Awards of D.R. Horton common stock are generally subject to the same termination and change in control treatment pursuant to the applicable award agreements and the terms of the D.R. Horton Inc. 2006 Stock Incentive Plan.

Quantification of Termination Payments and Benefits

The following table summarizes the estimated amounts our NEOs would have been entitled to in the event of a termination of employment under various scenarios. The amounts shown assume that such termination was effective as of September 30, 2025, and are based on the closing price of our common stock of $26.59 per share on September 30, 2025, (or in the case of Mr. Oxley's D.R. Horton RSUs, the closing price of D.R. Horton common stock of $169.47 per share on September 30, 2025). The table only includes additional benefits that result from the termination of employment or the change in control of the Company and does not include any amounts or benefits earned, vested, accrued or owed under any plan for any other reason. The actual amounts to be paid can only be determined at the time of such executive officer’s separation from the Company or a change in control of the Company.

Potential Payments Upon Termination or Change in Control

	Termination of Employment
	Payments and Benefits ($)	Normal Retirement ($)(4)	Without Cause ($)	Death or Disability ($)	Change of Control ($)
Mr. Tomnitz
	2027 PSUs(1)	158,716	158,716	158,716	—
	RSUs(2) (3)	1,078,969	—	1,078,969	1,078,969
	Total	1,237,685	158,716	1,237,685	1,078,969

Mr. Oxley
	2027 PSUs(1)	—	351,936	351,936	—
	RSUs(2)	—	—	1,959,358	1,959,358
	Total	—	351,936	2,311,294	1,959,358

Mr. Allen
	2027 PSUs(1)	155,684	155,684	155,684	—
	RSUs(2) (3)	1,233,616	—	1,233,616	1,233,616
	Total	1,389,300	155,684	1,389,300	1,233,616

Mr. Walker
	2027 PSUs(1)	—	211,993	211,993	—
	RSUs(2)	—	—	1,197,906	1,197,906
	Total	—	211,993	1,409,899	1,197,906

(1)Mr. Tomnitz, Mr. Oxley, Mr. Allen and Mr. Walker were awarded a target number of 17,907, 39,707, 17,565 and 23,918 2027 PSUs, respectively, for the performance period of October 1, 2024 through September 30, 2027. The 2027 PSUs are valued at $26.59 per unit, the closing price per share of our stock on September 30, 2025. The amounts presented reflect pro-rata vesting based on the number of months from October 1, 2024 through September 30, 2025, assuming target level achievement of applicable performance goals, in the event of normal retirement, termination without cause, death or disability. With respect to amounts presented above, one-third of the three-year period has been completed, based on time elapsed as of September 30, 2025.
(2)For each NEO the RSU amounts represent each officer’s unvested portion of RSUs, as shown in the "Number of Shares or Units of Stock That Have Not Vested" column of the "Fiscal 2025 Outstanding Equity Awards" table on page 38. RSUs are valued at $26.59 per unit, the closing price per share of our stock on September 30, 2025 (or in the case of Mr. Oxley's D.R. Horton RSUs, at $169.47 per unit, the closing price per share of D.R. Horton common stock on September 30, 2025). The amounts in the table reflect accelerated vesting in the event of normal retirement, death or disability, or change in control had such an event occurred on September 30, 2025. Additional information on the RSUs granted in fiscal 2025 is set forth in footnote 3 to the "Fiscal 2025 Grants of Plan-Based Awards" table on page 37.
(3)Because Mr. Tomnitz and Mr. Allen had reached normal retirement age (65) under our applicable plans on September 30, 2025, they would be entitled to vesting upon retirement.

Securities Authorized for Issuance under Equity Compensation Plans

The following table summarizes shares outstanding and available under our equity compensation plans as of September 30, 2025:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)
Equity compensation plans approved by stockholders(2)	857,848	n/a	3,582,776
Equity compensation plans not approved by stockholders	None	n/a	None
Total	857,848	n/a	3,582,776

(1)Consists solely of restricted stock units, which do not have an exercise price.
(2)The number of shares remaining available for issuance represents the 1,104,539 shares that may be granted pursuant to awards under our 2018 Stock Incentive Plan and the 2,478,237 shares remaining available for purchase under our 2022 Employee Stock Purchase Plan (the "ESPP"). Employees purchased 14,822 shares of common stock through the ESPP in fiscal 2025.

CEO Pay Ratio
As required by Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our median compensated employee and the annual total compensation of Mr. Oxley, our CEO.

To identify our median employee from our employee population, as well as to determine the total compensation of our median employee and the annualized total compensation for Mr. Oxley for fiscal 2025, we took the following steps:
1.We determined that, as of September 30, 2025, our employee population consisted of 433 individuals (excluding Mr. Oxley) with all of these individuals located in the United States. This population consisted of full-time, part-time and temporary employees.
2.We obtained a listing of total compensation paid to each employee during fiscal 2025. For this purpose, total compensation included salary or wages, as applicable, commissions, bonuses, equity awards that vested or were exercised during the year and any other cash compensation. Such amounts were obtained from our payroll records. We annualized the salaries and wages of our full and part-time employees who were not employed for the entire fiscal year. The compensation measure above was consistently applied to all our employees.
Once we identified our median employee, we calculated such employee’s compensation for fiscal 2025 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. In addition to the amounts required to be reported as compensation in the Summary Compensation Table, we included the dollar value of employer paid non-discriminatory health insurance benefits in the total annual compensation of our median employee and Mr. Oxley to better reflect our employee compensation practices.
For fiscal 2025:
•the total compensation of our median employee was $166,267; and
•the annualized total compensation of Mr. Oxley was $4,207,432.
Based on this information, for fiscal 2025, the ratio of Mr. Oxley's total compensation to the total compensation of our median employee was 25 to 1.

The pay ratio described above involves a degree of imprecision due to the use of estimates and assumptions but is a reasonable estimate that we calculated in a manner consistent with Item 402(u) of Regulation S-K.

Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are providing the following information about executive compensation actually paid (as defined by SEC rules) and certain other performance measures. For further information concerning the Company's pay-for-performance philosophy and how the Company aligns executive compensation with Company performance, refer to the "Compensation Discussion and Analysis" section beginning on page 20.

The following tables set forth information regarding the compensation of our principal executive officer (“PEO”), and the average compensation of our other NEOs compared to Company and peer group performance for the fiscal years listed.

			Average Summary Compensation Table Total for Non-PEO NEOs(5)	Average Compensation Actually Paid to Non-PEO NEOs(6)	Value of Initial Fixed $100 Investment Based On
Year	Summary Compensation Table Total for Mr. Oxley(1)	Compensation Actually Paid to Mr. Oxley(2)			Total Shareholder Return(7)	Peer Group Total Shareholder Return(8)	Net Income(9) (in millions)	Pre-Tax Income (in millions)
2025	$4,188,576	$3,378,532	$2,261,453	$1,687,149	$150.23	$118.67	$167.9	$219.3
2024	$2,752,806	$3,377,719	$1,850,226	$2,164,232	$182.88	$160.13	$203.4	$270.1

			Average Summary Compensation Table Total for Non-PEO NEOs(5)	Average Compensation Actually Paid to Non-PEO NEOs(6)	Value of Initial Fixed $100 Investment Based On
Year	Summary Compensation Table Total for Mr. Bartok(3)	Compensation Actually Paid to Mr. Bartok(4)			Total Shareholder Return(7)	Peer Group Total Shareholder Return(8)	Net Income(9) (in millions)	Pre-Tax Income (in millions)
2024	$993,488	$1,198,158	$1,850,226	$2,164,232	$182.88	$160.13	$203.4	$270.1
2023	$2,569,434	$3,592,107	$1,647,692	$2,468,745	$152.20	$114.68	$166.9	$221.6
2022	$2,710,839	$2,321,786	$2,008,835	$1,671,559	$63.22	$74.19	$178.8	$235.8
2021	$2,263,124	$2,259,809	$1,648,862	$1,643,444	$105.25	$128.12	$110.5	$146.6
(1)The dollar amounts reported in this column are the amounts of the total compensation reported for our PEO, Anthony W. Oxley, who was our Chief Executive Officer for a portion of fiscal 2024 and for fiscal 2025. Refer to “Executive Compensation - Summary Compensation Table.”
(2)The dollar amounts reported represent the amount of “compensation actually paid” to Mr. Oxley, as computed in accordance with Item 402(v) of Regulation S-K, and do not reflect the total compensation actually realized or received by Mr. Oxley. In accordance with these rules, these amounts reflect “Total Compensation” as set forth in the Summary Compensation Table for the year, adjusted as shown below for fiscal 2025. Equity values are calculated in accordance with the same assumptions we generally use under the accounting guidance for share-based payments and reflect changes in the value of awards granted by D.R. Horton (that settle in D.R. Horton shares), as well as the Company (that settle in Company shares), that continue to vest based on Mr. Oxley's service to the Company.

Compensation Actually Paid to Mr. Oxley	2025
Summary Compensation Table (SCT) total compensation	$4,188,576
Less: stock award values reported in SCT for the covered year	(2,247,640)
Plus: fair value as of year-end of stock awards granted in the covered year	1,837,555
Plus: year over year change in fair value as of year-end of outstanding unvested stock awards granted in prior years	(172,277)
Plus: change in fair value from prior year end to the vesting date of stock awards granted in prior years that vested in the covered year	(227,682)
Compensation actually paid to Mr. Oxley	$3,378,532

(3)The dollar amounts reported in this column are the amounts of the total compensation reported for our former PEO, Daniel C. Bartok, who was our Chief Executive Officer in fiscal years 2021, 2022, 2023, and for part of fiscal 2024 through January 1, 2024. Refer to “Executive Compensation - Summary Compensation Table” for fiscal 2024 in our 2025 Proxy Statement.
(4)The dollar amounts reported represent the amount of “compensation actually paid” to Mr. Bartok, as computed in accordance with Item 402(v) of Regulation S-K, and do not reflect the total compensation actually realized or received by Mr. Bartok. In accordance with these rules, these amounts reflect “Total Compensation” as set forth in the Summary Compensation Table for fiscal 2024 in our 2025 Proxy Statement, with some adjustments in accordance with SEC rules. Equity values are calculated in accordance with the same assumptions we generally use under the accounting guidance for share-based payments.
(5)The dollar amounts reported represent the average of the amounts reported for the Company's non-PEO NEOs as a group in the “Total” column of the Summary Compensation Table in each applicable year. The names of the NEOs included for these purposes in each applicable fiscal year are as follows: (i) for 2025, 2024 and 2023, Donald J. Tomnitz, James D. Allen, and Mark S. Walker and (ii) for 2022 and 2021, Donald J. Tomnitz and James D. Allen.
(6)The dollar amounts reported represent the average amount of “compensation actually paid” to the non-PEO NEOs as a group, as computed in accordance with Item 402(v) of Regulation S-K. In accordance with these rules, these amounts reflect “Total Compensation” as set forth in the Summary Compensation Table for the year, adjusted as shown below for fiscal 2025. Equity values are calculated in accordance with the same assumptions we generally use under the accounting guidance for share-based payments.

Average Compensation Actually Paid to Non-PEO NEOs	2025
Average Summary Compensation Table (SCT) total compensation	$2,261,453
Less: average stock award values reported in SCT for the covered year	(1,184,506)
Plus: average fair value as of year-end of stock awards granted in the covered year	964,038
Plus: fair value as of the vesting date for awards that are granted and vest in the same covered year	12,219
Plus: average year over year change in fair value as of year-end of outstanding unvested stock awards granted in prior years	(159,231)
Plus: average change in fair value from prior year end to the vesting date of stock awards granted in prior years that vested in the covered year	(206,824)
Average compensation actually paid to non-PEO NEOs	$1,687,149
(7)Total Shareholder Return (TSR) is calculated by assuming that a $100 investment was made on September 30, 2020.
(8)The TSR Peer Group consists of the Peer Group, as used in the Company's stock performance graph in our annual report on Form 10-K, which is the same peer group disclosed on page 32 under “Competitive Pay Analysis and Peer Group.”
(9)Amounts represent net income reported in the Company's audited financial statements for the applicable fiscal year and are included as required by Item 402(v) of Regulation S-K.
(10)We have updated our Pay Versus Performance disclosure to identify the financial performance measure that we believe most directly links compensation actually paid to our NEOs to company performance. Beginning in fiscal 2025, the Compensation Committee approved the PTI Bonus program under which bonuses are earned based on our Pre-Tax Income ("PTI") for the year. Because PTI is the primary financial metric used in determining actual annual incentive compensation for our NEOs, PTI has been designated as the Company-Selected Measure for purposes of this disclosure.

Financial Performance Measures
The most important financial performance measures used by the Company to link NEO compensation actually paid for the most recently completed fiscal year to the Company's performance are as follows:
•Pre-tax Income
•Relative Total Shareholder Return
•Return on Inventory
•Market Share
Relationship Between Pay and Performance
As described in more detail in the Compensation Discussion and Analysis section, the Company's executive compensation program for fiscal 2025 reflected a variable pay-for-performance philosophy based on the consideration of several factors. Moreover, the Compensation Committee generally seeks to incentivize NEOs to maximize the Company's value over the long-term and, therefore, does not specifically align the Company's performance measures with compensation that is actually paid (as calculated in accordance with SEC rules) for a particular year. Pursuant to SEC rules, the following graphs are provided to show the relationships between information presented in the Pay versus Performance table.

Compensation Actually Paid and TSR
CAP
(in millions)
$4.0
$3.0
$2.0
$1.0
$0.0
TSR
(per share)
$200
$160
$120
$80
$40
2021
2022
2023
2024
2025
Current PEO CAP
Former PEO CAP
Average Non-PEO NEO CAP
Forestar Group Inc. TSR
Peer Group TSR

Compensation Actually Paid, Net Income and Pre-Tax Income
CAP (in millions)
$4.0
$3.0
$2.0
$1.0
$0.0
$300
$200
$100
$0
Net Income (in millions)
2021
2022
2023
2024
2025
Current PEO CAP
Former PEO CAP
Average Non-PEO NEO CAP
Net Income
Pre-Tax Income

Audit Committee Report
The Audit Committee assists the Board of Directors in its oversight of the integrity of the financial statements; compliance with legal and regulatory requirements; the adequacy of internal control over financial reporting; and the independence, qualifications, and performance of the independent registered public accounting firm and the internal auditors. Our duties and responsibilities are more fully described in our charter, which is available on the Company’s website at www.forestar.com.

Management is responsible for the financial statements, the effectiveness of internal control over financial reporting and compliance with legal and regulatory requirements. The independent registered public accounting firm, Ernst & Young LLP, is responsible for auditing the financial statements and expressing its opinion on the conformity of the financial statements with generally accepted accounting principles.

In fulfilling our oversight responsibilities, we reviewed and discussed with management and Ernst & Young LLP the audited financial statements for the year ended September 30, 2025. We also reviewed and discussed with Ernst & Young LLP the audit plans and the matters required to be discussed by the Public Company Accounting Oversight Board. In addition, we received and reviewed the written disclosures and letter from Ernst & Young LLP required by applicable rules of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence and have discussed with Ernst & Young LLP their independence.

Based on this, we recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended September 30, 2025, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE:

Samuel R. Fuller, Chair

Kellie L. Fischer

Lisa H. Jamieson

Elizabeth (Betsy) Parmer

George W. Seagraves, II

Proposal No. 3 – Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee has selected Ernst & Young LLP ("EY") to continue to serve as the independent registered public accounting firm for fiscal 2026. The following table sets forth the fees billed or accrued by EY for professional services rendered for fiscal 2025 and fiscal 2024:

	2025	2024(1)
Audit Fees	$1,025,000	$980,410
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total(2)	$1,025,000	$980,410

(1)The amounts shown for fiscal 2024 have been revised to reflect additional fees paid for audit services.
(2)All fees reported above were approved by the Audit Committee. No services were approved pursuant to the waiver of pre-approval under Rule 2-01(c)(7)(i)(C) of Regulation S-X.
All services provided by the independent registered public accounting firm must be pre-approved by the Audit Committee. Under the Audit Committee's pre-approval policy, the Committee pre-approves by type and amount the services expected to be provided by the independent registered public accounting firm during the coming year. Pre-approval is documented in the minutes of the Audit Committee meeting. The types of services the Audit Committee pre-approves annually are the audit, audit-related and certain tax services described above.

The Chair of the Audit Committee may grant approvals between Audit Committee meetings for services not pre-approved by the full Audit Committee. Such approvals must be reported to the full Audit Committee at its next meeting. Pre-approval is not required for non-audit services that were not recognized as non-audit services at the time of engagement, if the aggregate amount of such services does not exceed the lesser of $100,000 or 5% of the total amount of fees paid to the independent registered public accounting firm during that fiscal year. Such services are promptly brought to the attention of and approved by the Audit Committee prior to completion of the current year’s audit. During fiscal 2025, no services were approved pursuant to this exception.

In addition, the Audit Committee must separately pre-approve any significant changes in scope or fees for any approved service. No pre-approval authority is delegated to management. Quarterly, the committee reviews the specific services that have been provided and the related fees.

Representatives of Ernst & Young LLP will be present in person or by conference call at the 2026 Annual Meeting and given the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

Stockholder ratification is not required for the selection of Ernst & Young LLP because the Audit Committee is responsible for selecting our independent registered public accounting firm. The selection, however, is being submitted for ratification by the stockholders. No determination has been made as to what action the Audit Committee would take if stockholders do not ratify the selection.

The Board of Directors Unanimously Recommends that Stockholders Vote “FOR” the Ratification of the Appointment of Ernst & Young LLP as our Independent Registered Public Accounting Firm for our Fiscal Year Ending September 30, 2026.

Beneficial Ownership of Common Stock
Management
The following table sets forth information regarding the beneficial ownership of our common stock as of the close of business on November 24, 2025 by (i) each of our directors and nominees for director, (ii) each named executive officer, and (iii) all current directors and executive officers as a group.

We determined beneficial ownership as reported in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Unless otherwise indicated, beneficial ownership includes both sole voting and sole dispositive power. Even though SEC rules require reporting all the shares listed in the table, the directors and executive officers may not claim beneficial ownership of all of these shares. For example, a director or executive officer might not claim beneficial ownership of shares owned by a relative. Unless otherwise indicated, the table does not include any shares that may be held by pension and profit-sharing plans of the corporations or endowment funds of educational and charitable institutions for which various directors and officers serve as directors or trustees.

	Amount and Nature of Common Stock Beneficially Owned
Beneficial Owner (3)	Number of Shares Beneficially Owned (1)	Percent of Class
Non-Employee Directors
Kellie L. Fischer	2,203	*
Samuel R. Fuller	30,109	*
Lisa H. Jamieson	24,609	*
Elizabeth (Betsy) Parmer	2,750	*
George W. Seagraves, II	2,203	*
Named Executive Officers
Donald J. Tomnitz	128,515	*
Anthony W. Oxley(2)	19,056	*
James D. Allen	31,486	*
Mark S. Walker	21,284	*
Group
All directors and current executive officers (9 persons) as a group	262,215	*

*    Less than one percent based on a total of 50,885,325 shares of common stock outstanding on November 24, 2025.
(1)No shares of our common stock were owned by relatives of our directors, named executive officers, or directors and executive officers as a group.
(2)These shares include Mr. Oxley's 9,263 shares held in trust.
(3)The number of shares of D.R. Horton common stock beneficially owned by our directors and executive officers as a group, on the record date, was 68,719 shares. Individually, Mr. Fuller owns 29,714 shares, Mr. Tomnitz owns 14,000 shares, Mr. Oxley owns 24,904 shares, and Mr. Allen owns 101 shares.

Certain Other Beneficial Owners
Based on 13G and 13D filings, the name, address and stock ownership of each person or group of persons known by us to own beneficially more than five percent of the outstanding shares of our common stock as of the close of business on November 24, 2025 follows.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number	Percent(4)

D.R. Horton, Inc.(1)	31,451,063	61.8%
1341 Horton Circle
Arlington, Texas 76011
The Vanguard Group (2)	2,777,578	5.5%
100 Vanguard Blvd.
Malvern, Pennsylvania 19355
Dimensional Fund Advisors LP (3)	2,602,177	5.1%
6300 Bee Cave Road, Building One
Austin, Texas 78746

(1)Based solely upon information contained in the most recently filed Schedule 13D/A of D.R. Horton, filed with the SEC on November 1, 2024, reflecting beneficial ownership as of October 28, 2024. According to this Schedule 13D/A, D.R. Horton had sole voting power for 31,451,063 of these shares, no shared voting power, sole dispositive power for 31,451,063 of these shares and no shared dispositive power.
(2)Based solely upon information contained in the most recently filed Schedule 13G/A of The Vanguard Group, filed with the SEC on February 13, 2024, reflecting beneficial ownership as of December 29, 2023. According to this Schedule 13G/A, The Vanguard Group had no sole voting power, shared voting power for 13,581 of these shares, sole dispositive power for 2,747,092 of these shares, and shared dispositive power for 30,486 of these shares.
(3)Based solely upon information contained in the most recently filed Schedule 13G of Dimensional Fund Advisors LP, filed with the SEC on October 31, 2024, reflecting beneficial ownership as of September 30, 2024. According to this Schedule 13G, Dimensional Fund Advisors LP had sole voting power for 2,550,742 of these shares, no shared voting power, sole dispositive power for 2,602,177 of these shares, and no shared dispositive power.
(4)The percentages are calculated based on 50,885,325 outstanding shares at November 24, 2025.

Certain Relationships and Related Party Transactions
Related Party Transaction Policy
We maintain a written policy and procedures for the review, approval or ratification of any related party transactions that we are required to report under this section of the Proxy Statement.

Under the related party transaction policy, any transaction, arrangement or relationship between a related party and us must be reviewed and approved by the Nominating and Governance Committee, unless pre-approved under the policy. The policy deems the following transactions, arrangements or relationships as pre-approved:

•Compensation arrangements required to be reported under the Director or Executive Compensation sections of the proxy statement;
•Compensation arrangements with an executive officer who is not an immediate family member of another related party;
•Business expense reimbursements;
•Transactions with an entity in which the related party owns less than 10% of the other entity;
•Transactions with an entity in which the related party is a director only;
•Transactions with an entity in which the related party is not an executive officer or a partner, if the aggregate amount involved does not exceed the greater of $1,000,000 or 2% of that entity's total annual revenues;
•Indebtedness for transactions in the ordinary course of business;
•Transactions available to all employees in the ordinary course of business, including employment by the Company of an executive officer or any related party provided such employment is approved by an executive officer of the Company who is disinterested in the transaction;
•Transactions involving a related party where the rates or charges involved are determined by competitive bids, provided such transaction is approved by an executive officer of the Company who is disinterested in the transaction;
•Transactions with a related party involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law of governmental authority;
•Transactions between D.R. Horton and us that are contemplated by, and approved in accordance with (i) Section 6.2 of our Third Amended and Restated Certificate of Incorporation, (ii) the A&R Stockholder’s Agreement between D.R. Horton and us dated October 28, 2024 and (iii) the Master Supply Agreement between D.R. Horton and us dated June 29, 2017, all of which were initially approved by our stockholders at a Special Meeting of Stockholders held on October 3, 2017, provided such transactions are approved by our Investment Committee and/or Board of Directors (independent directors) as contemplated in such governing documents and agreements; and
•Transactions between the Company and D.R. Horton subsidiaries, including, but not limited too: Vidler Water Resources, Inc. Tierra Financial Advisors, LLC, and DHI Title Agency in the ordinary course of business.

Under the policy, the Nominating and Governance Committee, in the course of review of a potentially material related party transaction, will consider, among other things, whether the transaction is in our best interest, whether the transaction is entered into on an arms-length basis, whether the transaction conforms to our Standards of Business Conduct and Ethics and whether the transaction impacts a director’s independence under the NYSE listing standards. A related party transaction that has been approved or ratified by the independent members of our Board of Directors does not require approval or ratification by the Nominating and Governance Committee.

If we enter into a related party transaction that has not received approval of the Nominating and Governance Committee or Board of Directors or was not pre-approved under our policy, or if a transaction that was not originally a related party transaction later becomes a related party transaction, the Nominating and Governance Committee must review the transaction promptly and may ratify the transaction. Unless there is a compelling business or legal reason for us to continue with the transaction, the Nominating and Governance Committee may only ratify the transaction if it determines that the transaction is fair to us and any failure to comply with the related party transaction policy was not due to fraud or deceit.

Related party transactions between D.R. Horton and us that have been approved by our Investment Committee (i.e., currently transactions of $45.8 million or less, and are of the type contemplated in Section 6.2 of our Third Amended and Restated Certificate of Incorporation, the A&R Stockholder’s Agreement between D.R. Horton and us dated October 28, 2024 and the Master Supply Agreement between D.R. Horton and us dated June 29, 2017) may be ratified by the Nominating and Governance Committee on a quarterly basis or at the next scheduled meeting of the Nominating and Governance Committee at which the Committee chairperson includes such item on the meeting agenda.

Stockholder’s Agreement
We entered into an Amended and Restated Stockholder's Agreement, dated October 28, 2024, (the "A&R Stockholder's Agreement") with D.R. Horton that provides for certain Board and Board committee appointment rights and certain approval rights. For a discussion of the Board and Board committee appointment requirements, see "Proposal No. 1 — Election of Directors — Stockholder’s Agreement " and "Corporate Governance and Board Matters — Board Committees and Stockholder’s Agreement."

Also under the A&R Stockholder’s Agreement and our Third Amended and Restated Certificate of Incorporation, we must maintain an investment committee (which will not be considered a committee of the Board) (the "Investment Committee"), the members of which will be our officers or employees who are (a) experienced professionals in the land acquisition and development business or (b) the chief executive officer, the chief financial officer, the general counsel or the president of community development (or any person serving in an equivalent role). Our Executive Chairman will be a member of the Investment Committee at all times. The other members of the Investment Committee will be appointed by the Nominating and Governance Committee. Our Investment Committee consists of Mr. Tomnitz, Mr. Oxley, Mr. Allen and Mr. Walker.

Under the A&R Stockholder's Agreement, the Investment Committee is solely responsible for investment decisions involving capital expenditures of $45.8 million or less, subject to an increase each year as described in the A&R Stockholder's Agreement (each, an "Investment Committee Approval Transaction"). All decisions of the Investment Committee will require the approval of a majority of the members of the Investment Committee. Investment decisions that qualify as Investment Committee Approval Transactions may be ratified by the Nominating and Governance Committee on a quarterly basis or at the next scheduled meeting of the Nominating and Governance Committee at which the Committee chairperson includes such item on the meeting agenda. Any investment decision that does not qualify as an Investment Committee Approval Transaction will be subject to approval by the Board (independent members).

For so long as D.R. Horton and its affiliates beneficially own 35% or more of our voting securities, we may not take any of the following actions without the prior written consent of D.R. Horton: (i) declare or make any extraordinary or in-kind dividend with respect to any equity (or equity-linked) securities other than a dividend on a pro rata basis to all stockholders or a dividend to us or any of our wholly-owned subsidiaries; (ii) issue, sell or place any new class of capital stock, equity or equity-linked or other voting securities; (iii) issue equity or equity-linked securities or voting securities (a) in the case of securities issued as employee compensation, constituting 1% or more of the then outstanding shares of our common stock in any calendar year or (b) in any case, constituting 10% or more of the then-outstanding number of shares of our common stock; (iv) create, incur, issue, assume or otherwise become liable for or refinance or guarantee and indebtedness above certain levels; (v) select, terminate or remove certain key officers or change their compensation arrangements; (vi) make or approve any fundamental change in our business of developing residential and mixed-use real estate; (vii) acquire (including by way of merger, exchange offer, recapitalization, reorganization, liquidation or dissolution) any business, debt or equity interests, operations or assets of any person, or make any investment in or loan to any person, in any transaction or series of transactions involving capital expenditures in excess of $45.8 million, subject to an increase each year as described in the A&R Stockholder's Agreement, (viii) effect or approve any voluntary liquidation, dissolution or winding-up or certain events of bankruptcy or insolvency; or (ix) enter into any strategic alliance or commercial agreement of a nature similar to the Master Supply Agreement (as described below) with a person other than D.R. Horton. These restrictions also appear in our Third Amended and Restated Certificate of Incorporation.

In addition, at all times when D.R. Horton and its affiliates beneficially own 35% or more of our voting securities, we may not take any of the following actions without approval of a majority of the independent directors who are not also affiliated with D.R. Horton: (i) enter into, amend, modify, terminate or approve any transaction between us, on one hand, and D.R. Horton or any of its affiliates, on the other hand, or enter into any waiver, consent or election thereunder, including any amendment or modification to, termination of, or waiver, consent or election under, the Master Supply Agreement (as described below) (other than an Investment Committee Approval Transaction); (ii) amend, modify or terminate, or enter into any waiver, consent or election under, the A&R Stockholder’s Agreement or enter into any merger or business combination with D.R. Horton or any of its affiliates; (iii) consummate or approve any merger, business combination or similar transaction in which D.R. Horton receives consideration for our common stock of greater value on a per share basis or in a different form than our other stockholders; or (iv) settle any claim between us and D.R. Horton (except to the extent such claim constitutes, or is the subject of, an Investment Committee Approval Transaction).

For so long as D.R. Horton and its affiliates beneficially own 20% or more of our voting securities, we may not amend or seek to amend our or our subsidiaries’ organizational documents in any manner that could adversely affect the rights of D.R. Horton under the A&R Stockholder’s Agreement. In addition, we may not amend or seek to amend our or our subsidiaries’ organizational documents in any manner that could adversely affect the rights of our other stockholders under the A&R Stockholder’s Agreement.

Except in certain cases, D.R. Horton has a pre-emptive right (but not the obligation) to participate in any issuance of equity or other securities by us by purchasing up to D.R. Horton’s and its subsidiaries’ pro rata portion of such equity or other securities at a price and otherwise upon the same terms and conditions as offered to other investors.

Pursuant to the customary registration rights with respect to our common stock held by D.R. Horton, its affiliates and their permitted transferees provided for by the A&R Stockholder’s Agreement, we filed an effective shelf registration statement permitting the resale of 15,000,000 shares of our common stock by D.R. Horton, its affiliates and their permitted transferees with the SEC which became effective on October 2, 2024. D.R. Horton also has the right, subject to certain limitations, to require us to register our common stock held by D.R. Horton for resale. D.R. Horton also has piggyback registration rights in connection with offerings of our common stock by our other stockholders or us.

The A&R Stockholder’s Agreement also provides that D.R. Horton and its affiliates will not be prohibited from engaging in business opportunities independently of us unless the opportunity is offered to an individual who is both an officer, director or employee of D.R. Horton or its affiliates and an officer or director of ours and the offer is made in writing to the individual in (and as a direct result of) his or her capacity as an officer or director of us, in which case the Stockholder (or its applicable affiliate) shall not take such opportunity without the approval of a majority of the Company’s independent directors.

The A&R Stockholder’s Agreement will terminate on the first day that D.R. Horton and its affiliates beneficially own less than 15% of our voting securities, provided that the provisions of the A&R Stockholder’s Agreement relating to D.R. Horton’s registration rights, the waiver of business opportunities and certain customary provisions will survive the termination of the A&R Stockholder’s Agreement.

Additional information regarding the A&R Stockholder’s Agreement, including a copy of the A&R Stockholder’s Agreement, can be found in our Current Report on Form 8-K filed with the SEC on November 1, 2024.

Master Supply Agreement
We entered into a Master Supply Agreement with D.R. Horton. The terms of the Master Supply Agreement, unless earlier terminated, continue until the earlier of (a) the date that D.R. Horton and its affiliates beneficially own less than 15% of our voting securities and (b) June 29, 2037.

Under the Master Supply Agreement, we will present to D.R. Horton all single-family residential lot development opportunities (subject to certain exceptions) that we desire to acquire and develop that have been approved or conditionally approved by the Investment Committee (a "Company Sourced Opportunity"); and D.R. Horton has the right, but not the obligation, to present us with lot development opportunities that D.R. Horton desires Forestar to acquire for development (if presented to us, a "D.R. Horton Sourced Opportunity").

The following opportunities are excluded from Company Sourced Opportunities: (a) any opportunities, developments or ventures owned, under contract, the subject of a letter of intent or otherwise being pursued, by us at the time of the Merger; or (b) any opportunities presented to us by a third-party builder.

We and D.R. Horton will collaborate regarding all Company Sourced Opportunities and all D.R. Horton Sourced Opportunities after considering current and future market conditions. If we and D.R. Horton agree to pursue a Company Sourced Opportunity or a D.R. Horton Sourced Opportunity, such agreement will be evidenced by a mutually agreed upon written development plan prepared at the direction of the Investment Committee (a "Development Plan"), addressing, among other things, the number, size, layout and projected price of lots, phasing, timing, amenities and entitlements and will be referred to as either a "Company Sourced Development" or a "D.R. Horton Sourced Development," as the case may be.

D.R. Horton or its affiliates have (a) a right of first offer ("ROFO") to buy up to 50% of the lots in the first phase (and in any subsequent phase in which D.R. Horton purchased at least 25% of the lots in the previous phase) in each Company Sourced Development; and (b) the right to purchase up to 100% of the lots in each D.R. Horton Sourced Development, at the then current fair market price and terms per lot, as mutually agreed to by us and D.R. Horton. All lots in a Company Sourced Development in which a D.R. Horton affiliate participates as a buyer will be equitably allocated among D.R. Horton and any other builders in each phase taking into consideration the location, size and other attributes associated with the lots. The agreement evidencing the ROFO for the lots in the Company Sourced Development (the "ROFO Agreement"), and the purchase and sale agreement for the lots in the D.R. Horton Sourced Development (the "PSA"), will be negotiated, finalized and executed as a part of the Development Plan. D.R. Horton will assign to us on an "as-is," "where-is basis" the contract to acquire a D.R. Horton Sourced Development after the finalization of the Development Plan and PSA for such D.R. Horton Sourced Development.

We, at our sole cost and expense, will perform and direct, through our employees, agents and contractors, all functions relative to diligence, entitlement, financing, planning, design and construction of all on-site and off-site improvements required for any development.

In addition to termination for breach or mutual agreement of the parties, we may terminate the Master Supply Agreement at any time that D.R. Horton and its affiliates beneficially own less than 25% of our voting securities.

Additional information regarding the Master Supply Agreement, including a copy of the Master Supply Agreement, can be found in our Current Report on Form 8-K filed with the SEC on June 29, 2017.

Shared Services Agreement
We entered into a Shared Services Agreement with D.R. Horton pursuant to which D.R. Horton provides us certain administrative, compliance, operational and procurement services. During fiscal 2025, we paid D.R. Horton approximately $7.3 million for these shared services and $14.4 million for the cost of health insurance and other employee benefits. The amount we pay for these shared services is re-evaluated and agreed to each fiscal year.

In addition to termination for breach or mutual agreement of the parties, the Shared Services Agreement shall terminate 30 calendar days after it is determined that D.R. Horton owns less than 20% of our voting securities.

Additional information regarding the Shared Services Agreement, including a copy of the Shared Services Agreement, can be found in our Annual Report on Form 10-K filed with the SEC on November 19, 2020.

Tax Sharing Agreement
We are subject to a Tax Sharing Agreement with D.R. Horton. This agreement sets forth an equitable method for reimbursements of tax liabilities or benefits between D.R. Horton and us related to state and local income, margin or franchise tax returns filed on a unitary basis with D.R. Horton. In accordance with this agreement, we reimbursed D.R. Horton $0.9 million in fiscal 2025 for our tax expense generated in fiscal 2024.

Additional information regarding the Tax Sharing Agreement, including a copy of the Tax Sharing Agreement, can be found in our Annual Report on Form 10-K filed with the SEC on November 17, 2023.

Related Party Transactions

D.R. Horton

We participate in real property transactions with D.R. Horton at market terms and negotiate pricing in the normal course of business. These real property transactions are of the type contemplated by the Master Supply Agreement and the A&R Stockholder’s Agreement. In instances where D.R. Horton already has the land under contract, we may underwrite the transaction independently and choose to close in place of D.R. Horton after D.R. Horton assigns us the contract. We will develop the land into finished residential lots. We will enter into a lot purchase contract with D.R. Horton to sell the lots to D.R. Horton at negotiated current fair, market prices. Sometimes, D.R. Horton may provide us with land development services related to these transactions. If land development services are provided, the fees we owe for these services are deducted from the lot sale proceeds we receive from D.R. Horton. Alternatively, we may source the land directly, develop the land into finished residential lots, enter into a lot purchase contract with D.R. Horton and sell such lots to D.R. Horton or a third party at negotiated current, fair market prices.

Additionally, we make short-term strategic investments in finished lots (lot banking) and undeveloped land (land banking), with the intent to sell these assets within a short time period, primarily to D.R. Horton, without any development services. For lot and land banking, D.R. Horton reimburses us for any costs incurred during the holding period, which is typically 6 to 18 months, and pays us a negotiated current fair, market price plus a carrying fee, typically a percentage of the acquisition cost.

Real property transactions or series of related transactions expected to result in capital expenditures greater than a certain threshold, currently transactions of $45.8 million or greater, are approved by the Investment Committee and by the independent members of our Board of Directors as set forth in our Third Amended and Restated Certificate of Incorporation and the A&R Stockholder’s Agreement and in accordance with our Related Party Transaction Policy. Real property transactions approved by the independent members of our Board of Directors do not require separate ratification by our Nominating and Governance Committee under the terms of our Related Party Transaction Policy. Furthermore, under the terms of the Third Amended and Restated Certificate of Incorporation and the A&R Stockholder’s Agreement, we require the prior written consent of D.R. Horton to acquire any asset or similar acquisitions involving capital expenditures in excess of a certain threshold, currently transactions of $45.8 million or greater.

At September 30, 2025, we owned or controlled through purchase contracts approximately 99,800 residential lots, of which approximately 65,100 were owned and 34,700 were controlled through purchase contracts. Of our total owned residential lots, approximately 22,800 are under contract to sell to D.R. Horton. Additionally, D.R. Horton has the right of first offer on approximately 17,600 of our owned residential lots based on executed purchase and sale agreements.

At September 30, 2025, we had earnest money deposits of approximately $179.7 million from D.R. Horton related to land and lot purchase contracts.

During fiscal 2025, we sold 11,751 residential lots to D.R. Horton for approximately $1.3 billion. In addition, during fiscal 2025, we sold approximately 414 residential tract acres to D.R. Horton for $91.2 million and recognized $8.3 million of other revenues from transactions with D.R. Horton.

During fiscal 2025, we reimbursed D.R. Horton approximately $20.6 million for previously paid earnest money and $26.5 million for pre-acquisition and other due diligence and development costs related to land purchase contracts identified by D.R. Horton that we independently underwrote and closed. At September 30, 2025, we owed $2.2 million to D.R. Horton for any accrued and unpaid shared service charges, land purchase contract deposits, due diligence and other development cost reimbursements and other intercompany transactions in the normal course of business. During fiscal 2025, we paid D.R. Horton $0.4 million for land development services. During fiscal 2025, we paid $0.1 million of fees to D.R. Horton's wholly-owned title company and purchased $2.1 million of water rights from D.R. Horton.

In addition, we lease office space from D.R. Horton in various locations throughout the U.S. During fiscal 2025, we paid D.R. Horton aggregate lease payments of approximately $0.4 million for these spaces. During fiscal 2025, we reimbursed D.R. Horton $1.2 million for corporate and administrative expenses paid by D.R. Horton on behalf of the Company.

The real property transactions described in this "Certain Relationships and Related Party Transactions" section are usual and customary real property transactions for companies in the homebuilding and land development businesses. These real property transactions are discussed in this section because D.R. Horton owned approximately 62% of our common stock at November 24, 2025. Other than described and disclosed in this section, the individual executive officers or directors of the Company and D.R. Horton have no beneficial interest in these real property transactions other than in their oversight or employment capacity as officers or directors of their respective companies.

Employment

Taylor Tomnitz, adult daughter of Donald J. Tomnitz, the Company's Executive Chairman, is employed by the Company as a Marketing Associate in our Arlington office. In fiscal 2025, Taylor Tomnitz earned cash compensation of $111,001 and no equity compensation. Her compensation was consistent with the compensation provided to other employees of the same level with similar responsibilities.

General Information
Time, Place and Purposes of Meeting

Our 2026 Annual Meeting will be held on Monday, January 19, 2026, at 12:00 p.m. Central Time, at our corporate offices located at 2221 E. Lamar Blvd., Suite 790, Arlington Texas 76006. The purposes of the 2026 Annual Meeting are set forth in the Notice of Annual Meeting of Stockholders.

Record Date
Holders of our common stock as of the close of business on November 24, 2025, the record date, may vote at the 2026 Annual Meeting, either in person or by proxy. At the close of business on November 24, 2025, 50,885,325 shares of our common stock were outstanding and entitled to vote at the 2026 Annual Meeting. Common stock is our only authorized voting security, and each share of our common stock is entitled to one vote on each matter properly brought before the meeting. A list of stockholders as of the record date will be available for examination by any stockholder during ordinary business hours at the offices of Forestar set forth above for at least ten days before the 2026 Annual Meeting.

Stockholders Sharing the Same Address
Any broker, bank or other nominee of any stockholder who is a beneficial owner, but not the record holder, of the Company’s common stock may deliver only one copy of this Proxy Statement and our Annual Report to multiple stockholders sharing an address, unless the broker, bank or nominee has received contrary instructions from one or more of the stockholders.

In addition, with respect to record holders, in some cases, only one copy of this Proxy Statement and our Annual Report will be delivered to multiple stockholders sharing an address unless the Company has received contrary instructions from one or more of the stockholders. Upon written or oral request, the Company will deliver promptly and free of charge a separate copy of this Proxy Statement and our Annual Report to a stockholder at a shared address to which a single copy was delivered. You can notify your broker, bank or other nominee (if you are not the record holder) or the Company (if you are the record holder) that you wish to receive a separate copy of this Proxy Statement and our Annual Report in the future, or alternatively, that you wish to receive a single copy of the materials instead of multiple copies. The Company’s contact information for these purposes is: Forestar Group Inc., 2221 E. Lamar Blvd., Suite 790, Arlington, Texas 76006, Attention: Corporate Secretary; (817) 769-1860 or by email: InvestorRelations@forestar.com.

Difference Between Holding Shares as a Stockholder of Record and as a Beneficial Owner
If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the "stockholder of record" with respect to those shares, and this Proxy Statement and our Annual Report have been sent directly to you.

If your shares are held in a stock brokerage account or by a bank or other nominee, those shares are held in "street name" and you are considered the "beneficial owner" of the shares, and this Proxy Statement and our Annual Report have been forwarded to you by your broker, bank or other nominee, who is the stockholder of record. You will receive separate instructions from your broker, bank or other holder of record describing how to vote your shares.

Voting Your Shares

If you hold shares in your own name as a stockholder of record, you may cast your vote in one of four ways:
•By Submitting a Proxy by Internet. You may submit a proxy via the internet 24 hours a day, 7 days a week on the website www.proxyvote.com. To be valid, your proxy by internet must be received by 11:59 p.m., Eastern Time, on January 18, 2026.
•By Submitting a Proxy by Telephone. You may submit a proxy by telephone 24 hours a day, 7 days a week by calling 1-800-690-6903. Follow the simple instructions provided by the recorded message. To be valid, your proxy by telephone must be received by 11:59 p.m., Eastern Time, on January 18, 2026.
•By Submitting a Proxy by Mail. If you wish to submit your proxy by mail, you must mark your proxy card, sign and date it, and return it in the prepaid envelope that has been provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. To be valid, your proxy by mail must be received prior to the 2026 Annual Meeting.
•At the Annual Meeting. You can vote your shares in person at the 2026 Annual Meeting.
If you are a beneficial owner of shares held in street name, your broker, bank or other nominee will provide you with materials and instructions for voting your shares. The availability of telephone or internet voting will depend on the voting process of the institution holding your shares. Please check with your bank or broker and follow the voting procedures they provide to vote your shares.

If you properly submit your proxy by one of these methods, and you do not subsequently revoke your proxy, your shares will be voted in accordance with your instructions.

If your shares are held in your own name as a stockholder of record and you return your signed proxy card or vote by telephone or internet but do not specify a voting choice, your shares will be voted as follows:
•FOR the election of all director nominees.
•FOR the advisory vote on the approval of our executive compensation.
•FOR ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2026.

Voting in Person at the Annual Meeting

If you hold shares in your own name as a stockholder of record, you are invited to attend the 2026 Annual Meeting and cast your vote at the meeting by properly completing and submitting a ballot at the meeting. If you are the beneficial owner of shares held in the name of your broker, bank or other nominee, you are invited to attend the meeting in person, but to vote at the meeting you must first obtain a legal proxy from your broker, bank or other nominee giving you the right to vote those shares and submit that proxy along with a properly completed ballot at the meeting.

How You Can Change or Revoke Your Vote

If you hold shares in your own name as a stockholder of record, you may change your vote or revoke your proxy at any time before voting begins at the 2026 Annual Meeting by:
•giving written notice of revocation to our Corporate Secretary at any time before the voting begins;
•signing and delivering a proxy that is dated after the proxy you wish to revoke;
•attending the meeting and voting in person by properly completing and submitting a ballot; or
•if you submitted a proxy by telephone or internet, by submitting a subsequent proxy by telephone or internet.
Attendance at the meeting, in and of itself, will not cause your previously granted proxy to be revoked unless you vote at the meeting.

We must receive your notice of revocation or later-dated proxy at or prior to voting at the 2026 Annual Meeting for it to be effective. It should be delivered to:
Forestar Group Inc.
2221 E. Lamar Blvd., Suite 790
Arlington, Texas 76006
Attention: Corporate Secretary

Alternatively, you may hand deliver a written revocation notice, or a later-dated proxy, to the Corporate Secretary at the meeting before the voting begins.

If you are the beneficial owner of your shares held in street name and you wish to change your vote, please check with your bank or broker and follow the procedures provided by them.

Quorum

The presence at the 2026 Annual Meeting, in person or by proxy, of holders of 25,442,663 shares (a majority of the votes entitled to be cast by the stockholders entitled to vote as of the record date) is required to constitute a quorum to transact business at the meeting. Proxies marked "abstain" and broker "non-votes" (each of which are explained below) will be counted in determining the presence of a quorum.

If the shares present in person or represented by proxy at the annual meeting are not sufficient to constitute a quorum, the stockholders by a vote of the holders of a majority of the votes entitled to be cast by the stockholders, present in person or by proxy at the meeting (which may be voted by the proxyholders at the meeting), may, without further notice to any stockholder (unless a new record date is set or the adjournment is for more than 30 days), adjourn the meeting to a different time and place to permit further solicitations of proxies sufficient to constitute a quorum. At any such adjourned meeting at which a quorum may be present, any business may be transacted that might have been transacted at the meeting as originally called.

Abstentions

An abstention occurs when a stockholder sends in a proxy with explicit instructions to decline to vote regarding a particular proposal. An abstention with respect to each of Proposal 1, Proposal 2 and Proposal 3 will not be counted as a vote "cast" for or against the proposal. Consequently, an abstention with respect to any such proposal scheduled for a vote at the annual meeting will not affect the outcome of the vote.

Broker Non-Votes

Brokers holding shares must vote according to specific instructions they receive from the beneficial owners of those shares. If brokers do not receive specific instructions, brokers may in some cases vote the shares in their discretion but are not permitted to vote on certain proposals and may elect not to vote on any of the proposals unless you provide voting instructions. If you do not provide voting instructions and the broker elects to vote your shares on some but not all matters, it will result in a broker "non-vote" for the matters on which the broker does not vote. A broker "non-vote" with respect to each of Proposal 1, Proposal 2 and Proposal 3 will not be counted as a vote "cast" for or against the proposal. Consequently, a broker "non-vote" with respect to any of these proposals will not affect the outcome of the vote.

Required Votes

Election of Directors

To elect a director nominee, the votes cast "for" that nominee must exceed the votes cast "against" that nominee. In accordance with our Corporate Governance Guidelines, each incumbent nominee who does not receive the required vote for election must tender his or her resignation to our Executive Chairman for consideration by the Nominating and Governance Committee of our Board of Directors. For more information on the operation of our majority voting standard, see "Proposal No. 1 — Election of Directors." Stockholders may not cumulate votes in the election of directors.

Advisory Approval of the Company’s Executive Compensation

To approve the non-binding resolution regarding approval of executive compensation, the "for" votes cast in favor of the matter must exceed the "against" votes cast against the matter.

Ratification of Independent Auditors

To ratify the appointment of our independent registered public accounting firm, the "for" votes cast in favor of the matter must exceed the "against" votes cast against the matter.

Proxy Solicitation

We are soliciting your proxy for the 2026 Annual Meeting and will pay all the costs of the proxy solicitation process. Our directors, officers and employees may solicit the return of proxies by personal contact, mail, electronic mail, facsimile, telephone or the internet. We may also issue press releases asking for your vote or post letters or notices to you on our website, www.forestar.com. Our directors, officers and employees will not receive additional compensation for such solicitation, but will be reimbursed for out-of-pocket expenses. We will request brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of our common stock. We will reimburse them for costs they incur in the solicitation.

Date for Receipt of Stockholder Proposals

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, stockholders may present appropriate proposals for inclusion in our proxy statement and for consideration at our annual meeting of stockholders by submitting their proposals to us in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2027 Annual Meeting, the proposal must be received by our Corporate Secretary by August 18, 2026 and must comply with the requirements of Rule 14a-8. Any stockholder proposal received after August 18, 2026 will not be considered for inclusion in our 2027 Proxy Statement.

Our amended and restated bylaws contain an advance notice procedure with regard to items of business to be brought before an annual meeting of stockholders by a stockholder. These procedures require that notice be made in writing to our Corporate Secretary and the item of business must otherwise be a proper matter for stockholder action. The notice must be received at our executive offices not less than 75 days nor more than 100 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. In the case of an annual meeting called for a date more than 50 days prior to the anniversary date, notice must be received not later than the close of business on the 10th day following the date on which notice of the annual meeting date is first mailed to stockholders or made public, whichever occurs first. Stockholder proposals to be brought before our 2027 Annual Meeting and submitted outside the processes of Rule 14a-8 will be considered untimely if they are submitted before October 11, 2026 or after November 5, 2026. Our amended and restated bylaws require that the notice of the proposal contain certain information concerning the proposing stockholder and the proposal.

Our amended and restated bylaws also contain an advance notice procedure for the nomination of candidates for election to the Board of Directors by stockholders. For a brief description of the nomination procedures, see "Proposal No. 1 — Election of Directors — Selection of Director Nominees." Director nominations to be brought by stockholders before our 2027 Annual Meeting will be considered untimely if they are submitted before October 11, 2026 or after November 5, 2026. In addition to satisfying the deadlines in the advance notice provisions of our bylaws, a shareholder who intends to solicit proxies in support of nominees submitted under these advance notice provisions for the 2027 Annual Meeting must provide the notice required under Rule 14a-19 to the Corporate Secretary no later than November 20, 2026. In the event that the date of the 2027 Annual Meeting is changed by more than 30 calendar days from the anniversary date of the 2026 Annual Meeting, then notice must be provided not later than 60 calendar days prior to the date of the 2027 Annual Meeting or the 10th calendar day following the day on which public disclosure of the date of the 2027 Annual Meeting is first made by the Company. The notice requirement under Rule 14a-19 is in addition to the applicable advance notice requirements under our bylaws as described above.

Voting Questions or Assistance

If you have any questions or require assistance with the voting process, please call 1-866-232-3037 (domestic) or 1-720-358-3640 (international).

Electronic Delivery of Proxy Materials

In an effort to reduce paper mailed to your home and help lower printing and postage costs, we are offering stockholders the convenience of viewing online proxy statements, annual reports and related materials. With your consent, we can stop sending future paper copies of these documents. To elect this convenience, stockholders may follow the instructions when voting online at www.proxyvote.com. Following the 2026 Annual Meeting, you may continue to register for electronic delivery of future documents by visiting www-us.computershare.com/investor. If you own shares indirectly through a broker, bank, or other nominee, please contact your financial institution for additional information regarding enrolling for electronic delivery.

Requesting Documents from the Company

On our website at www.forestar.com under the "Investor Relations — Corporate Governance — Governance Documents and Board Committees" sections, you will find the following: (i) Corporate Governance Guidelines, (ii) Audit Committee Charter, (iii) Compensation Committee Charter, (iv) Nominating and Governance Committee Charter, (v) Code of Ethics for Senior Financial Officers, (vi) Complaint Procedures for Accounting, Internal Control, Auditing and Financial Matters, (vii) Complaint Procedures for Employee Matters, (viii) Communications with the Board of Directors, (ix) Human Rights Policy, (x) Environmental Policy, and (xi) Standards of Business Conduct and Ethics. You may obtain a copy of any of these documents at no charge through our website or by contacting us for a printed set. In addition, the 2026 Proxy Statement is available at https://www.forestar.com/investor-home/financial-information/proxy-statements/default.aspx. Our Annual Report on Form 10-K for 2025, is available at https://www.forestar.com/investor-home/financial-information/annual-reports/default.aspx. You may obtain a copy of any of these documents at no charge through our website or by contacting us for a printed set. The exhibits of the Annual Report on Form 10-K are available upon payment of charges that approximate our cost of reproduction. You may contact us for these purposes at: Forestar Group Inc., 2221 E. Lamar Blvd., Suite 790, Arlington, Texas 76006, Attention: Corporate Secretary.

Other Matters

Our Board of Directors knows of no other business that may properly be, or that is likely to be, brought before the 2026 Annual Meeting. If, however, any other business should be properly presented for consideration at the meeting, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the persons named in the accompanying proxy will vote the proxy as in their discretion they may deem appropriate.

By Order of the Board of Directors

ANTHONY W. OXLEY
President and Chief Executive Officer

Arlington, Texas
December 16, 2025

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V81582-P41066

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FORESTAR GROUP INC.

Vote on Directors

The Board of Directors recommends a vote FOR the following director nominees.

1. Proposal One: Election of Directors.

Nominees:	For	Against	Abstain
1a. Kellie L. Fischer	☐	☐	☐
1b. Samuel R. Fuller	☐	☐	☐
1c. Lisa H. Jamieson	☐	☐	☐
1d. Anthony W. Oxley	☐	☐	☐
1e. Elizabeth (Betsy) Parmer	☐	☐	☐
1f. George W. Seagraves, II	☐	☐	☐
1g. Donald J. Tomnitz	☐	☐	☐

Vote on Other Company Proposals

The Board of Directors recommends a vote FOR Proposals Two and Three.	For	Against	Abstain
2. Proposal Two: Approval of the advisory resolution on Forestar's executive compensation.	☐	☐	☐
3. Proposal Three: Ratification of the Audit Committee's appointment of Ernst & Young LLP as Forestar's independent registered public accounting firm for the fiscal year 2026.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

V81583-P41066

FORESTAR GROUP INC.
2026 ANNUAL MEETING OF STOCKHOLDERS

January 19, 2026 12:00 pm (Noon) Central Time

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The stockholders(s) hereby appoint(s) Donald J. Tomnitz and James D. Allen, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all shares of Common Stock of Forestar Group Inc. (*the* "*Company*") held of record by the stockholder at the close of business on November 24, 2025 at the 2026 Annual Meeting of Stockholders to be held at 12:00 pm (Noon) Central Time on Monday, January 19, 2026, at 2221 E. Lamar Blvd., Arlington, Texas 76006, and any adjournment or postponement thereof.

The Board of Directors recommends a vote **FOR** proposals One, Two and Three. The proxy holders are authorized to vote, in accordance with their discretion, on all matters incident to the conduct of the meeting and upon other matters as may properly come before the meeting or any adjournment or postponement thereof, subject to compliance with Rule 14a-4(c) of the Securities Act of 1934, as amended.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

PLEASE SIGN AND DATE ON THE REVERSE SIDE.